Exhibit 1.10

2 REPORT OF OPERATIONS Ahlstrom Financials 2014

Report of operations

Operating environment

In 2014, the operating environment in Ahlstrom’s main markets varied depending on regions and markets.

In the markets served by the Advanced Filtration business area, growth continued in gas turbine and other industrial filtration applications, particularly in North America and Asia. The laboratory and life science markets also grew, whereas demand for high efficiency air applications was somewhat weaker.

In the construction and energy markets, demand for building materials, such as flooring applications, remained steady in Europe, but continued to decline in Russia. The market for reinforced glass fiber products for the wind energy industry in Europe remained weak. Demand for wallpaper and wallcovering substrates softened in Europe and Russia, and weakened somewhat in China in the latter part of the year.

In the Food business area, demand for beverage and food packaging continued to be solid, particularly in North America, whereas demand for tape products was lower in the last quarter of the year. Growth continued in the single-use coffee products market.

Demand for medical fabrics produced by the Medical business area was stable in Europe and strengthened in North America as well as in Asia, where it was supported by the growing trend for single-use products.

Solid growth continued in the transportation filtration markets in North America, whereas demand in Asia and Europe slowed down slightly in towards the end of the year. In South America, the market continued to show positive signs following a slowdown in 2013.

Development of net sales

January-December 2014 compared with January-December 2013

Ahlstrom’s net sales in January-December 2014 fell by 1.3% to EUR 1,001.1 million, compared with EUR 1,014.8 million in January-December 2013. Higher selling prices and improved product mix positively impacted net sales. Lower volumes in the Building and Energy, and Medical business areas had a negative impact on net sales. Comparable net sales growth, excluding the divestment of the West Carrollton converting plant in the U.S. at the end of 2013, at constant currency rates was 1.4%.

Breakdown of the change in net sales at comparable currency rates:

Net sales

Q1–Q4/2013, EUR million 1,014.8 Price and mix, % 1.9 Currency, % -0.6 Volume, % -0.5 Closures, divestments and new assets, % -2.1 Total, % -1.3

Q1–Q4/2014, EUR million 1,001.1

Total sales in metric tons fell by 2.6% from the comparison period. Sales volumes increased by 6.4% in Advanced Filtration and 1.9% in Transportation Filtration. Sales volumes decreased by 7.9% in Building and Energy, 1.7% in Food (4.0% increase excluding divestments), and 2.9% in Medical.

Result and profitability

January-December 2014 compared with January-December 2013

Operating profit excluding non-recurring items amounted to EUR 28.6 million (EUR 13.4 million). The operating loss was EUR 3.7 million (EUR

10.7 million profit). Non-recurring items affecting the operating profit totaled EUR -32.3 million (EUR -2.7 million). The main non-recurring items booked in 2014 include the following:

• Approximately EUR 12 million in costs was booked from the rightsizing program

• An impairment loss of approximately EUR 11.9 million related to the withdrawal from Porous Power Technologies was booked in Trading and New Business segment. Net of tax the figure was approximately EUR 8 million.

• Additional depreciation of approximately EUR 5.3 million on the Chirnside production line was booked in Food segment.

• Additional depreciation of approximately EUR 2.2 million related to certain obsolete glassfiber production assets was booked in the Building and Energy segment.

Operating profit excluding non-recurring items increased as higher selling prices and a favorable product mix more than offset higher energy costs. In addition, cost savings achieved by the rightsizing program, primarily through lower production overheads and selling, general and administration (SGA) costs, had a positive impact on operating profit. Lower sales volumes had a negative impact on operating profit.

Ahlstrom Financials 2014 REPORT OF OPERATIONS 3

The focus units of Mundra (India), Longkou (China) and the Chirnside production line (U.K.) in the Food and Medical business areas improved their performance, but were still loss-making on a yearly basis.

The loss before taxes was EUR 9.4 million (EUR 15.4 million loss).

Income taxes amounted to EUR 0.9 million (EUR 3.5 million). No deferred tax revenues or tax assets were recognized for companies with uncertain profit forecasts or for losses in associated companies. In addition, the effective tax rate was impacted by the relatively large share of pre-tax profits in countries with higher tax rates.

The loss for the period was EUR 10.3 million (EUR 18.9 million loss).

Earnings per share with the effect of interest net of tax on the hybrid bond were EUR -0.22 (EUR -0.46).

Discontinued operations

The operative result of the Brazilian operation of the former Home and Personal business area was included in discontinued operations until February 10, 2014, when its sale to Suominen Corporation was completed. The comparison figures include the operative results from the Label and Processing business, as well as the Brazilian operations of the former Home and Personal business area. All operative figures exclude depreciation.

Result from discontinued operations
In January-December 2014, profit from discontinued operations for the period was EUR 7.5 million (EUR 75.9 million). The figure includes Munksjö Oyj's contribution to costs to separate the Osnabrück site, as required by the European Commission. The comparison figure includes a demerger effect of approximately EUR 113.3 million as well as a net of tax EUR 42.3 million impairment loss recognized in the re-measurement to fair value and costs to sell.

Result including discontinued operations

In January-December 2014, the loss for the period including discontinued operations was EUR 2.7 million (EUR 57.0 million profit). Earnings per share with the effect of interest net of tax on the hybrid bond were EUR -0.06 (EUR 1.17).

Return on equity (ROE) was -0.8% (13.8%).

Segments

Advanced Filtration
Net sales rose by 6.4% to EUR 104.2 million, driven by higher sales of industrial, gas turbine and laboratory & life science applications. Operating profit excluding non-recurring items gained to EUR 17.4 million (EUR 12.8 million) on higher sales and a more favorable product mix, as well as lower fixed costs.

Building and Energy
Net sales fell by 6.8% to EUR 257.0 million. The decline was mainly due to lower sales of wallcovering applications in Europe, Russia and China. The operating loss excluding non-recurring items was EUR 5.0 million (EUR 2.7 million profit). The result was burdened by low capacity utilization as well as costs and depreciation of the new wallcoverings production line in Binzhou, China. In addition, weak demand and the ruble in Russia had a negative impact on operating profit.

Food
Net sales fell by 2.6% to EUR 237.4 million. Comparable net sales, excluding the impact of the divestment of the West Carrollton converting plant, climbed 4.3%. Higher sales volumes of food packaging and beverage products had a positive impact on net sales Operating profit excluding non-recurring items rose to EUR 10.9 million (EUR 4.2 million). The increase was due to improved product mix, and lower raw material and fixed costs.

Net sales development*


MEUR
1,025
1,000
975
950
1,014.8
+6.2
-18.7
-6.4
-10.8
+17.1
+13.1
-14.2
1,001.1
Net sales 2013
Advanced Filtration
Building and Energy
Food
Medical
Transportation Filtration
Trading and New Business
Other functions and eliminations
Net sales 2014

* Continuing operations

2014 Operating profit* improvement driven by higher selling prices, product mix and lower costs


MEUR
35
30
25
20
15
10
5
0
13.4
+19.0
-10.7
-5.8
+12.8
-0.1
28.6
OP excluding non-recurring items 2013
Selling price & mix
Volume
Raw materials and energy
Fixed costs
Foreign exchange
OP excluding non-recurring items 2014

■ Price increases and favorable product mix
■ Lower fixed costs
■ Lower sales volumes
■ Higher raw material and energy costs
* Continuing operations, excluding non-recurring items

4 REPORT OF OPERATIONS Ahlstrom Financials 2014

Medical

Net sales fell by 7.6% to EUR 132.0 million. Higher sales of SMS-based (spunbond-meltblow-spunbond technology) drape and gown as well as drape and pouch products in Asia did not fully offset the reduction in business with a large customer and the exit from the market for certain products in late 2013. The operating loss excluding non-recurring items was EUR 4.5 million (EUR 3.1 million loss). Lower volumes had a negative impact on the result, whereas lower fixed costs impacted positively.

Transportation Filtration

Net sales rose by 5.6% to EUR 323.9 million. The increase was due to higher selling prices, and an improved product mix. Operating profit excluding non-recurring items grew to EUR 23.9 million (EUR 14.4 million), supported by an improved mix of value-added products and lower fixed costs.

Rightsizing program

Following the completion of the Label and Processing demerger in 2013, Ahlstrom initiated a rightsizing program to bring down costs to reflect its new size and scope. The plan was to achieve approximately EUR 39 million in annual costs savings in continuing operations, targeting both selling, general and administration (SGA) costs and production overheads. In addition, approximately EUR 11 million in savings were derived from costs transferred to Munksjö Oyj, bringing the total target to EUR 50 million.

In 2014, Ahlstrom completed the plan to transfer its information technology operations to Tech Mahindra Ltd. As a result, about 50 employees globally moved to Tech Mahindra under a business transfer. The company also decided to close a masking tape material production line in Kauttua, Finland in the second quarter of 2015.

The majority of the actions related to the rightsizing program were completed by the end of 2014, and the full impact of the program is expected to be visible by the end of 2015. As a result of the program, Ahlstrom’s personnel was reduced by approximately 400 people globally. The program is moving ahead as targeted, and approximately EUR 31 million in cumulative cost savings was achieved in continuing operations at the year-end.

In continuing operations, savings of approximately EUR 19 million on an annual basis were achieved in 2014 compared to the previous year. Comparable SGA costs continued to decrease, but were impacted

Net debt and gearing

MEUR % 500 100

400 79.3 80

300 60

253.8

200 40

100 20

0 0

10 11 12 13 14 Gearing ratio, %

by set-up costs related to the EMEA financial and customer service center in Vilnius and operational costs of the new research facility in Shanghai.

Ahlstrom booked non-recurring costs of approximately EUR 15 million related to rightsizing during the years 2013-2014, of which approximately EUR 12 million were booked in 2014.

Net financial expense (continuing operations)

In January-December 2014, net financial expenses were EUR 5.8 million (EUR 20.4 million). Net financial expense include net interest expenses of EUR 17.9 million (EUR 17.4 million), a financing exchange rate loss of EUR 0.5 million (EUR 0.2 million loss), and other financial income of EUR 12.6 million (EUR 2.8 million expense), including a capital gain of approximately EUR 11.8 million from the sale of Suominen Corporation shares.

Financing (including discontinued operations)

In January-December 2014, net cash flow from operating activities amounted to EUR 35.4 million (EUR 41.0 million), and cash flow after investing activities was EUR 56.9 million (EUR -117.4 million) including proceeds from the sale of Suominen Corporation and Munksjö Oyj shares. The comparison figure for cash flow after investments included Ahlstrom’s investment in Munksjö Oyj shares of approximately EUR 78.5 million.

As of December 31, 2014, operative working capital amounted to EUR 108.9 million (EUR 108.0 million at the end of 2013 including discontinued operations). The rolling 12-month turnover rate rose to 46 days from 44 days from the comparison period.

Ahlstrom’s interest-bearing net liabilities stood at EUR 253.8 million (EUR 291.7 million at the end of 2013). Ahlstrom’s interest-bearing liabilities amounted to EUR 295.2 million (EUR 330.4 million at the end of 2013). The modified interest rate duration of the loan portfolio (average interest rate fixing period) was 21.8 months and the capital weighted average interest rate was 4.62%. The average maturity of the long-term loan portfolio and committed credit facilities was 28.8 months.

Ahlstrom issued a EUR 100 million senior unsecured callable bond during the review period. The bond matures on September 15, 2019, and it carries a fixed coupon interest rate of 4.125% per annum. In addition,

Capital expenditure, excluding acquisitions

MEUR 80

60

45.4

40

20

0

10 11* 12* 13* 14*

* Continuing operations

Ahlstrom Financials 2014 REPORT OF OPERATIONS 5

Ahlstrom made a voluntary tender offer for cash of its EUR 100 million 4.5% maturing on November 10, 2015. The aggregate principal amount of notes validly offered for purchase by noteholders was EUR 45,771,000; this represents 45.771% of the aggregate amount of all the notes.

The company’s liquidity continues to be good. At the end of the review period, its total liquidity, including cash and unused committed credit facilities was EUR 296.1 million (EUR 290.4 million). In addition, the company had undrawn uncommitted credit facilities and cash pool overdraft limits of EUR 133.7 million (EUR 140.9 million) available.

Gearing stood at 79.3% (85.5% at the end of 2013). The ratio was positively impacted by operative cash flow and the sale of Suominen Corporation shares in the fourth quarter of 2014. The equity ratio was

34.8% (35.2% at the end of 2013).

Capital expenditure

In January-December 2014, capital expenditure excluding acquisitions in continuing operations was EUR 45.4 million (EUR 76.1 million). The main investment project was the wallcovering materials production line in Binzhou, China.

Personnel

Ahlstrom employed an average of 3,493 people1 in January-December 2014 (3,744), and 3,401 people (3,536) at the end of the period. The decline was primarily due to the rightsizing program. At the end of the period, the highest numbers of employees were in the United States (22.4%), France (17.1%), China (10.6%), Finland (9.5%), and Italy (8.4%).

Executive Management Team

The Executive Management Team consists of the President & CEO as well as the business area and functional leaders. The members of the EMT report to the President & CEO.

On June 16, 2014, Marco Levi replaced Jan Lång as the President & CEO of Ahlstrom. On October 24, 2014, a new Executive Management Team was announced in conjunction with the organizational and structural change.

R&D expenditure

MEUR 20

17.5

15 10 5

0

10 11* 12* 13* 14*

* Continuing operations

1 Calculated as full-time equivalents.

Ahlstrom’s Executive Management Team as of December 31, 2014: Marco Levi, President & CEO

Sakari Ahdekivi, Chief Financial Officer

Ulla Bono, Executive Vice President, Legal, General Counsel Fulvio Capussotti, Executive Vice President, Building and Energy Omar Hoek, Executive Vice President, Food and Medical Jari Koikkalainen, Executive Vice President, Filtration Päivi Leskinen, Executive Vice President, Human Resources (from February 1, 2015) Nadia Stoykov, Executive Vice President, Commercial Excellence, Customer Service and Sourcing

The Executive Management Team members are introduced and their shareholdings are described on page 69. This information is also available on the company’s website at www.ahlstrom.com.

Other events during the period

Sale of Paulinia to Suominen

On February 10, 2014, Ahlstrom completed the sale of the Paulinia plant in Brazil to Suominen Corporation. The enterprise value of the transaction was EUR 17.5 million. Related to the agreement, Ahlstrom granted Ahlström Capital an option to acquire Ahlstrom’s current 26.9% shareholding in Suominen at a price of EUR 0.50 per share within ten months of the closing of the transaction.

Sale of Suominen shares

On October 7, 2014, Ahlstrom agreed to sell its 66,666,666 shares in Suominen Corporation to AC Invest Six B.V., a company within the Ahlström Capital Group. Ahlstrom sold its 26.9% shareholding in Suominen at a price of EUR 0.50 per share, valuing the shareholding at EUR 33.3 million. The transaction was completed in accordance with the option arrangement announced by Ahlstrom on January 10, 2014 related to the sale of the Paulinia plant in Brazil to Suominen.

As a consequence of the transaction, Ahlstrom booked a non-recurring gain of EUR 11.8 million in the fourth quarter of 2014.

Withdrawal from Porous Power Technologies

On October 9, 2014, Ahlstrom decided not to make any further investments in Porous Power Technologies, LLC. The U.S.-based subsidiary has not been able to develop its nonwoven battery separator solution into a qualified product. Ahlstrom booked an impairment loss of approximately EUR 8 million net of tax in the third quarter of 2014.

Patents*

14

12 12 10 8

6

4 2 0

10 11 12 13 14

* New inventions filed

6 REPORT OF OPERATIONS Ahlstrom Financials 2014

The European Commission decided to close proceedings against Ahlstrom and Munksjö

On October 29, 2014, the European Commission decided to close proceedings against Ahlstrom Corporation, Munksjö Oyj and Munksjö AB. The decision is taken following consideration of responses made by the companies to the Statement of Objections, presentations at the oral hearing and, in particular, the information provided in response to the Commission’s request for information dated May 26, 2014.

Ahlstrom Corporation, Munksjö Oyj and Munksjö AB received on February 25, 2014 a Statement of Objections (Article 14.1(a)) from the European Commission with respect to alleged incorrect or misleading information provided in connection with the merger notification to the European Commission, submitted in 2012. The business combination of Ahlstrom’s Label and Processing business and Munksjö AB was completed in two phases during 2013.

Business structure

Ahlstrom is one of the world’s leading manufacturers of high performance fiber-based materials. This strong global position is based on the company’s innovative products and technologies, backed by its worldwide production capacity. The company has operations in more than 20 countries. The parent company Ahlstrom Corporation is a Finnish publicly listed company with its registered office in Helsinki. Ahlstrom has several subsidiaries, which are listed on page 44.

In 2014, Ahlstrom’s business was reported in six segments; Advanced Filtration, Building and Energy, Food, Medical, Transportation Filtration, and Trading and New Business. The first five segments also formed Ahlstrom’s business areas. Trading and New business included sales of releases liners to Munksjö Oyj and wipes materials to Suominen Corporation as well as Porous Power Technologies.

The Advanced Filtration business area serves customers mainly in the water, energy, healthcare, food and beverage, and environmental control industries. Examples of end-use applications include water and air filtration, gas turbine filtration, and life science and laboratory filtration.

The Building and Energy business area serves customers mainly in the construction, energy, fabric care, marine and transportation industries. Examples of end-use applications include wallcoverings, floorings, building panels, fabric care applications, car interiors, wind turbine blades and boat hulls.

The Food business area serves customers primarily in the food, beverage and construction industries. Examples of end-use applications include tea bags, coffee filters, fibrous meat casings, food packaging, baking papers and masking tape.

The Medical business area serves customers primarily in the medical and healthcare industries. Examples of end-use applications include surgical gowns and drapes, as well as face masks and sterilization wraps.

The Transportation Filtration business area serves the automotive industry. Examples of end-use applications include engine oil, fuel, transmission and cabin air filtration for cars and heavy duty trucks.

As of January 1, 2015, Ahlstrom’s new organizational structure consists of three business areas: Filtration, Building and Energy, and Food and Medical. These business areas will have stronger operational alignment, including responsibility for sales and marketing, technical customer service, product development and operations.

Product and technology development

In 2014, Ahlstrom invested approximately EUR 17.5 million (EUR 19.3 million in 2013, EUR 17.1 million in 2012), or 1.7% (1.9%, 1.7%) of the company’s net sales from continued operations, into research and development. As in the previous years, Ahlstrom launched new products and technologies to reinforce its leading position in the fiber-based materials market. In 2014, 15% of Ahlstrom’s net sales were generated by new products2 (13.0% in 2013). The company’s strategic target is to generate at least 20% of net sales from new products. In order to strengthen its intellectual property rights portfolio, Ahlstrom filed 12 new inventions last year. This compares with 12 filed in 2013.

Ahlstrom continued to invest in and develop its product development management processes. The company’s main target in product development is to shorten the time from idea to successfully commercialized product. During the year, a product development center was inaugurated in Shanghai.

In product design Ahlstrom applies an EcoDesign approach, where new products are designed to minimize the environmental impacts over their whole life cycle. Key priorities include the removal of hazardous chemicals, using materials with low impact on the environment, optimization of the product’s end-of-life and energy efficiency.

Key new product launches in 2014

Ahlstrom continued launching new products to drive growth and improve sales mix and profit margin. During the year, the company introduced e.g. Ahlstrom NatureMold™, a new biodegradable molding material for food packaging. Its key benefits include heat resistance, easy release, high wet strength, and the superior grease resistance thanks to our unique genuine vegetable parchment.

Corporate responsibility and sustainability

Ahlstrom is committed to sustainable development, which for the company means a balance between economic, social, and environmental responsibility. These principles are applied throughout a product’s value chain, from raw materials to production and all the way to the end of the entire life cycle.

Natural fibers are by far the most significant of Ahlstrom’s raw materials. The company considers it important for the fibers to come from sustainably managed forests. Ahlstrom buys wood pulp only from certified suppliers, or from suppliers that are in the process of being certified i.e. by the most widely used sustainable forest management certification systems. In 2014, 84% of the fiber-based raw materials used by Ahlstrom were sourced from renewable sources.

In matters concerning occupational health and safety, environment and asset protection (HSEA), Ahlstrom applies a continuous improvement model.

Ahlstrom’s Yearbook 2014 provides an overview of the company’s key activities and performance on corporate responsibility and sustainability aspects. The report, which is based on our own assessment complies with the Global Reporting Initiative’s G4 guidelines at “core level”, can be ordered as a printed copy and is available in PDF format at www.ahlstrom.com.

2 Developed in the last three years

Ahlstrom Financials 2014 REPORT OF OPERATIONS 7

Risks and risk management

The following risks were identified as the major business risks based on the risk assessments conducted at the business area, Group function and EMT levels in 2014.

Continuing uncertainty in the economic environment in Ahlstrom’s key markets was again reflected in the risk assessment results. Potential changes in the demand for Ahlstrom’s products due to the prevailing macroeconomic situation, as well as Ahlstrom’s ability to anticipate and react to changes in the markets in time, continued to receive attention in the risk assessments. Economic cycles affect the demand for Ahlstrom’s products especially in the building, marine and automotive industries. They also have an impact on the price development of the raw materials used. On the other hand, the effect of cycles is less pronounced in the food packaging, medical and healthcare industries where Ahlstrom also has a strong presence globally.

Strategic risks

The company has responded to the uncertainty in demand by various short-term and more long-term solutions such as implementing a new streamlined organizational structure, prioritizing product development projects, strict cost control, and focus on improving customer intimacy. Also, developments in the key market areas are closely analyzed and underlying trends are identified in order to improve the Company’s ability to forecast fluctuations in demand at an earlier stage.

Ahlstrom’s focus on expanding in key Asian markets was reflected in the risk assessments in terms of the various factors that affect the success of the expansion. The factors range from Ahlstrom’s capabilities to adjust to the local practices and ways of working and practices to the evolving regulatory and competitive environment and to the ability to roll-out the harmonized Ahlstrom ways of working also in the new markets.

The company aims to ensure a successful expansion to emerging markets by a diverse set of risk management actions. To develop competences and ways of working in Asia Ahlstrom has opened a new product and technology development center in Shanghai and focused on manager training to strengthen the “One Ahlstrom” culture in Asia. The success of the ramp-up of the local operations is closely monitored at the Executive Management Team level, and the focus on the regulatory and legal aspects in Asia has been increased. The company also focuses on managing relations to the government and authorities at different levels. Strategic workforce planning and expert networks combining competences from different parts of the Group have been utilized in order to support the profitability of the investments made. The support provided by the Group functions will be further increased.

Operative risks

Increases in raw material and commodity prices can affect Ahlstrom’s profitability depending on the company’s ability to effectively mitigate the risk with operative actions. The magnitude of this risk is dependent on several factors, such as the demand for Ahlstrom’s products, the negotiation power of major suppliers and customers, the company’s timely planning of sales prices as well as the availability of key raw materials.

The risk related to commodity prices is managed by several complementing ways. Ahlstrom aims to stipulate the terms for price changes in customer contracts. The company has a customer specific hedging process in place, and there are Group-level processes in place to hedge against fluctuations in the cost of major raw materials, such as fiber materials. To further mitigate the risk, Ahlstrom has initiated a major project to develop the pricing process in the company.

The company’s integrated business planning process aligns margin management and product management, and provides a long-term forecast of raw material prices for main categories. Raw material price forecasts are communicated to sales teams on a regular basis. The company is still developing further aspects of margin management by e.g. closely aligning margin management with the overall management system. One of the more long-term initiatives to hedge against raw material cost fluctuations is the launching of more value adding products.

The flexibility of the company’s production capacity and the possible measures to respond to unexpected or major changes in market demand continue to be one of the company’s main focus areas also from a risk management perspective. The company continues to respond to this uncertainty by applying the integrated business planning process. The process combines supply and demand planning and product management with a long-term planning horizon and enables more structured and accurate demand planning and raw material price forecasting. Also contingency planning to mitigate the effects of potential disruptions on sites has been emphasized. In the long-run, the aim is to increase the flexibility of production facilities to better enable the production of varying product categories.

Being successful in identifying evolving customer needs in a timely manner, developing value adding products for customers and launching the developed new products in time is of utmost significance for Ahlstrom. The importance of introducing new successful products to the markets was highlighted in the 2014 risk assessments. As a separate but related risk, insufficient competences in R&D and selling and marketing have been identified.

The company’s Outcome Driven Innovation process supports the foreseeing and identification of evolving customer needs. The Ahlstrom Product & Portfolio Management system (APPM) is utilized throughout the Company to e.g. plan and track product development projects. APPM combined with Market Insight and with the Go-to-Market strategy are increasing the chances of success with product development and commercialization. The share of new products as well as the revenue from new products have been selected as key performance indicators in the company to focus more attention on the matter. Strategic workforce planning, talent evaluations and training are used to mitigate the risk related to key competences.

Financial risks

One of Ahlstrom’s primary financial risks is related to the current balance sheet structure and the limits that it might pose for the company’s ability to finance future growth in accordance with its strategy. The company mitigates these risks by having at all times required credit facilities and credit line agreements in place. The company’s funding has primarily been acquired from Nordic banks which are considered less risky than most other financial institutions. The Group Treasury actively monitors the covenants, and acceptable covenants from the company’s point of view have been defined. In 2014 specifically, Ahlstrom has disposed of its shares in Suominen Corporation to improve its financial position and issued a new EUR 100 million senior bond to take advantage of the current positive market situation.

There is also financial risk related to the company’s defined benefit pension schemes, especially in the US and UK. Unfavorable market movements might increase the need to fund the pension plans compared to current estimates. Actions to mitigate the risk include monitoring the liabilities and taking part in investment decisions as

8 REPORT OF OPERATIONS Ahlstrom Financials 2014

well as identifying possibilities to dispose of the funds through a buy-in arrangement with a third party.

As a result of the changes in the company’s structure, the company’s exposure to foreign exchange risk has decreased. Profitability is not significantly affected by foreign exchange rates since sales and costs denominated in the same currency to large extend offset each other. Foreign exchange translation risk related investment in subsidiaries is managed by minimizing the amount of equity investment in the subsidiaries.

Investments play a critical role in retaining leading market positions. By balancing replacement and expansion investments, the efficient use of both existing and new assets can be ensured. Ahlstrom’s upgraded capital expenditure process has been rolled out throughout the company. The upgraded process includes risk assessment and contingency planning as part of the proposal phase of capital expenditure, regular post-approval reviews in the implementation phase and post-audit activities.

Legal and compliance risks

Ahlstrom’s focus on high performance materials and use of advanced technologies and processes increases the importance of actively managing issues related to competition law, intellectual property (IP) rights and contract management. Risk management actions aimed at mitigating these risks include, among others, continuous training, using standardized contract templates and legal support in negotiating major contracts as well as implementing Group-wide policies and guidelines. The management of such risks is further improved by the Ahlstrom IP Committee and patent management process. A Trade Compliance policy has been introduced in 2014 and related training provided to key employees. Contract contents have been further harmonized. An eLearning tool is in use to offer training and to follow-up the implementation of Group level policies in general.

Ahlstrom’s short-term risks are described in the Short-term risks section, on page 10. Financial risks and hedging principles are presented in the notes to the financial statements. The risk management is also reported on the company’s website at www.ahlstrom.com. Furthermore, the risk management process is described in the Corporate Governance Statement on the website.

Shares and shareholders

Ahlstrom’s shares are listed on the NASDAQ OMX Helsinki. Ahlstrom has one series of shares. The stock is classified under the NASDAQ OMX Helsinki’s Materials sector and the trading code is AHL1V.

During January-December 2014, a total of 6.68 million Ahlstrom shares were traded for a total of EUR 50.2 million. The lowest trading price was EUR 6.51 and the highest EUR 8.45. The closing price on December 30, 2014 was EUR 7.02. The market capitalization at the end of the review period was EUR 324.5 million, excluding the shares owned by the parent company and Ahlcorp Oy, which is a management ownership company.

At the end of December 2014, Ahlstrom held a total of 149,005 of its own shares, corresponding to approximately 0.32% of the total shares and votes.

Ahlstrom Group’s equity per share was EUR 4.65 at the end of the review period (December 31, 2013: EUR 5.04).

More details on Ahlstrom’s major shareholders and distribution of ownership can be found on pages 70-71.

Changes in shareholding

On May 28, 2014 Ahlstrom received an announcement under Chapter

9, Section 5 of the Securities Market Act, according to which Ahlström Capital Oy’s shareholding has increased above the 10% threshold.

According to the announcement, a transaction between Ahlström Capital Oy and Antti Ahlström Perilliset Oy had been completed. Following the transaction, the 4,674,802 shares in Ahlstrom Corporation owned by Antti Ahlström Perilliset Oy, representing a total of 10.02% of the share capital and voting rights in Ahlstrom Corporation, were transferred to Ahlström Capital Oy.

According to the announcement, the shareholding of Ahlström Capital Oy in Ahlstrom Corporation had exceeded 5% (1/20) and 10% (1/10). On the date of the announcement, Ahlström Capital Oy owned 4,754,479 shares of Ahlstrom Corporation, which includes indirect ownership through AC Invest Six B.V. This represented a total of

10.19% of the share capital and voting rights of Ahlstrom Corporation.

Consequently, the shareholding of Antti Ahlström Perilliset Oy fell to zero.

On September 26, 2014, Ahlstrom received announcements under Chapter 9, Section 5 of the Securities Market Act.

Ahlström Capital Oy has sold 4,674,802 shares in Ahlstrom Corporation, representing a total of 10.02% of the share capital and voting rights, to AC Invest Six B.V. Ahlström Capital Oy’s direct shareholding in Ahlstrom Corporation decreased below the 10% (1/10) and 5% (1/20) thresholds. On the day of the announcement, AC Invest Six B.V. held 4,754,479 shares in Ahlstrom Corporation, representing a total of 10.19% of the share capital and voting rights of Ahlstrom Corporation. The shareholding of AC Invest Six B.V. in Ahlstrom Corporation exceeded the 5% (1/20) and 10% (1/10) thresholds.

AC Invest Six B.V. is a 100% owned subsidiary of Ahlström Capital B.V. and Ahlström Capital B.V. is a 100% owned subsidiary of Ahlström Capital Oy.

Annual General Meeting

Ahlstrom Corporation’s Annual General Meeting of Shareholders (AGM) was held on March 25, 2014.

The AGM resolved, in accordance with the proposal of the Board of Directors, that dividends in the aggregate maximum amount of EUR 14,001,182.40 (EUR 0.30 per share) shall be paid in Munksjö Oyj shares and cash.

Board of Directors

The Ahlstrom Corporation Board of Directors consists of a minimum of five and a maximum of seven members. The Annual General Meeting confirms the number of members of the Board, elects them and decides on their remuneration. The term of each member of the Board expires at the close of the first Annual General Meeting following their election. There are no limitations to the number of terms a person can be a member of the Board, and no maximum age.

The AGM held on March 25, 2014 confirmed the number of Board members to be eight. Robin Ahlström, Lori J. Cross, Esa Ikäheimonen, Pertti Korhonen, Daniel Meyer and Anders Moberg were re-elected as members of the Board of Directors. Markus Rauramo (b. 1968) and Panu Routila (b. 1964) were elected as new members. Immediately after the Annual General Meeting, the organization meeting of the Board of Directors elected Pertti Korhonen as Chairman and Robin

Ahlstrom Financials 2014 REPORT OF OPERATIONS 9

Ahlström as Vice Chairman of the Board. The term of the Board of Directors will expire at the close of the next Annual General Meeting in 2015.

On October 1, 2014, the Board of Directors of Ahlstrom elected Robin Ahlström as Chairman of the Board. Pertti Korhonen resigned from the Board and the Chairman position earlier that day. In his new role, Mr. Ahlström also became a member of the Shareholders’ Nomination Board. In addition, the current Board member Markus Rauramo was appointed Chairman and member of the Human Resources Committee.

In 2014, the Board convened 14 times. The average attendance frequency was 92.7%.

Ahlstrom Corporation’s management is described in greater detail in the section on Corporate Governance on pages 60–67. Board members are introduced and their shareholdings are described on page 68.

The company’s Corporate Governance Statement 2014, in its entirety, is available on the company’s website at www.ahlstrom.com.

Authorizations of the Board

The AGM held on March 25, 2014 authorized the Board of Directors to repurchase and distribute the company’s own shares as well as to accept them as pledge as proposed by the Board of Directors. The number of shares to be repurchased or accepted as pledge by virtue of the authorization shall not exceed 4,000,000 shares in the company, yet always taking into account the limitations set forth in the Companies’ Act as regards the maximum number shares owned by or pledged to the company or its subsidiaries. The shares may only be repurchased through public trading at the prevailing market price by using unrestricted shareholders’ equity. The rules and guidelines of NASDAQ OMX Nordic Ltd. and Euroclear Finland Ltd shall be followed in the repurchase.

The authorization includes the right for the Board of Directors to decide upon all other terms and conditions for the repurchase of the company’s own shares, or their acceptance as pledge including the right to decide on the repurchase of the Company’s own shares otherwise than in proportion to the shareholders’ holdings in the company.

By virtue of the authorization, the Board of Directors has the right to resolve to distribute a maximum of 4,000,000 own shares held by the company. The Board of Directors will be authorized to decide to whom and in which order the own shares will be distributed. The Board of Directors may decide on the distribution of the company’s own shares otherwise than in proportion to the existing pre-emptive right of shareholders to purchase the company’s own shares. The shares may be used e.g. as consideration in acquisitions and in other arrangements as well as to implement the company’s share-based incentive plans in the manner and to the extent decided by the Board of Directors. The Board of Directors also has the right to decide on the distribution of the shares in public trading for the purpose of financing possible acquisitions. The authorization also includes the right for the Board of Directors to resolve on the sale of the shares accepted as a pledge. The authorization includes the right for the Board of Directors to resolve upon all other terms and conditions for the distribution of the shares held by the company.

The authorizations for the Board of Directors to repurchase the company’s own shares, to distribute them as well as to accept them as pledge are valid for 18 months from the close of the Annual General

Meeting but will, however, expire at the close of the next Annual General Meeting, at the latest.

Composition of Ahlstrom’s Nomination Board

Ahlstrom’s three largest registered shareholders on May 31, 2014 nominated the following persons as their representatives in the Shareholders’ Nomination Board of Ahlstrom:

• Thomas Ahlström (Ahlström Capital Oy and six other shareholders)

• Alexander Ehrnrooth (Vimpu Intressenter Ab and Belgrano Investments Oy)

• Risto Murto (Varma Mutual Pension Insurance Company).

Pertti Korhonen, Chairman of the Board, and Anders Moberg, member of the Board, are also members of the Nomination Board. On June 6, 2014, the organization meeting of the Nomination Board elected Pertti Korhonen amongst its members as Chairman. Robin Ahlström became a member of the Nomination Board on October 1, 2014, following Pertti Korhonen’s resignation.

On October 13, 2014, Ahlstrom’s Nomination Board elected Thomas Ahlström among its members as Chairman.

Events after the reporting period

The Chairman of the Board of Directors of Ahlstrom Corporation, Robin Ahlström, announced his resignation from the position of Chairman and member of the Board due to serious illness.

The Board of Directors of Ahlstrom Corporation elected Panu Routila

(b.1964) as Chairman of the Board as of January 26, 2015. He also became a member of the Shareholders’ Nomination Board, and was elected member of the Human Resources Committee.

Proposal for the distribution of profit

Ahlstrom aims to pay a dividend of not less than one-third of the net cash from operating activities after operative investments, calculated as a three-year rolling average to achieve stability in the dividend pay-out. Operative investments include maintenance, cost reduction, and efficiency improvement investments.

The distributable funds on the balance sheet of Ahlstrom Corporation as of December 31, 2014 amounted to EUR 405,671,194.25.

The Board of Directors will propose to the Annual General Meeting that for the financial year which ended on December 31, 2014, a dividend totaling EUR 0.30 per share be paid based on the dividend policy mentioned above.

The company’s shares will trade together with the right to dividend until March 26, 2015. The dividend will be paid to each shareholder who is registered in the Company’s shareholder register maintained by Euroclear Finland Ltd on the record date of March 30, 2015. On December 31, 2014, the number of shares of the company amounted to 46,670,608 based on which the maximum amount that can be distributed as dividend would be EUR 14,001,182. No dividend will be paid based on shares owned by the company or its subsidiaries. The Board of Directors proposes that the dividend be paid on April 8, 2015.

10 REPORT OF OPERATIONS Ahlstrom Financials 2014

In the Financial Statements Bulletin 2013 published on January 30, 2014, the Board of Directors indicated Ahlstrom to pay dividends in a combination of cash and Munksjö Oyj shares. The Board has decided to propose that the dividend will be distributed in cash only in 2015.

In addition, the Board of Directors proposes that EUR 60,000 will be reserved for donations at the discretion of the Board.

Outlook

Ahlstrom expects net sales in 2015 to be in the range of EUR 1,000-1,100 million. The operating profit margin excluding non-recurring items is expected to be 3.5-5% of net sales.

In 2015, investments excluding acquisitions are estimated to be approximately EUR 35 million (EUR 45.4 million in 2014).

Short-term risks

The global economy may be growing at a slower pace than previously predicted due to lower expectations in Europe and Asia. On the other hand, recent indicators for the development of the U.S. economy continue to be positive.

Slower-than-anticipated economic growth poses risks to Ahlstrom's financial performance. It may lead to lower sales volumes and force the company to initiate more market-related shutdowns at plants, which could affect profitability. The uncertainty related to global economic growth, increased volatility in our main markets and key raw material prices makes it more difficult to forecast future developments. Further swings in currency exchange rates may lead to fluctuations in net sales and profitability.

In recent years, Ahlstrom has initiated investment projects, such as the wallcoverings production line in Binzhou, China, that are in a start-up phase. The company's financial performance may be negatively affected by the commercialization of new production lines.

Ahlstrom's main raw materials are wood pulp, synthetic fibers, and chemicals. The prices of these key raw materials are volatile and possible increases can affect the company's profitability depending on its ability to mitigate the risk.

Ahlstrom Corporation
Board of Directors

Share quotations 2010–2014


EUR, Ahlstrom
EUR, OMXH
20
16
12
8
4
0
10,000
8,000
6,000
4,000
2,000
0
10
11
12
13
14
Ahlstrom
OMXH

Dividend per share


EUR
1.4
1.2
1.0
0.8
0.6
0.4
0.2
0
0.30
10
11**
12
13
14*

* Proposal by the Board of Directors to the AGM
** Consisting of a dividend of EUR 0.87 per share and an extra dividend of EUR 0.43 per share.

Ahlstrom Financials 2014 CONSOLIDATED FINANCIAL STATEMENTS 11

CONSOLIDATED FINANCIAL STATEMENTS

Income statement

EUR million Note 2014 2013

Continuing operations

Net sales 2,3,4,5 1,001.1 1,014.8

Cost of goods sold 6,8,9 -855.0 -870.8

Gross profit 146.1 144.0

Sales and marketing expenses 8,9 -43.1 -42.2

R&D expenses 8,9 -17.5 -19.3 Administrative expenses 8,9 -80.4 -74.7 Other operating income 7 6.2 8.9 Other operating expense 7,10 -15.0 -5.9

Operating profit/loss -3.7 10.7

Financial income 11 0.6 1.0 Financial expenses 11 -6.4 -21.5 Share of profit/loss of equity accounted investments 17 0.1 -5.7

Profit/loss before taxes -9.4 -15.4

Income taxes 12,20 -0.9 -3.5

Profit/loss for the period from continuing operations -10.3 -18.9

Discontinued operations

Profit/loss for the period 6.9 118.2 Impairment and cost to sell 0.6 -42.3

Profit/loss for the period from discontinued operations 7.5 75.9

Profit/loss for the period -2.7 57.0

Attributable to

Owners of the parent 3.6 61.0 Non-controlling interest -6.3 -3.9

Continuing operations

Basic and diluted earnings per share (EUR) 14 -0.22 -0.46

Including discontinued operations

Basic and diluted earnings per share (EUR) 14 -0.06 1.17

Statement of comprehensive income

Profit/loss for the period -2.7 57.0

Other comprehensive income, net of tax 13

Items that will not be reclassified to profit or loss

Remeasurements of defined benefit plans -15.9 3.5

Total -15.9 3.5

Items that may be reclassified subsequently to profit or loss

Translation differences 9.4 -34.0 Share of other comprehensive income of equity accounted investments 17 0.5 -0.5 Changes in the fair value of available-for-sale financial assets 17.0 -Cash flow hedges -0.2 -0.1

Total 26.8 -34.7

Other comprehensive income, net of tax 10.9 -31.1

Total comprehensive income for the period 8.1 25.9

Attributable to

Owners of the parent 14.0 30.1 Non-controlling interest -5.9 -4.2

12 CONSOLIDATED FINANCIAL STATEMENTS Ahlstrom Financials 2014

Balance sheet

EUR million Note Dec 31, 2014 Dec 31, 2013

Assets

Non-current assets

Property, plant and equipment 15 372.9 370.8 Goodwill 10, 16 69.0 66.8 Other intangible assets 16 13.9 24.1 Equity accounted investments 17 15.3 36.3 Other investments 18, 28 43.5 53.3 Other receivables 22, 28 6.5 8.6

Deferred tax assets 20 78.1 73.4

Total non-current assets 599.3 633.4

Current assets

Inventories 21 108.1 106.6 Trade and other receivables 22, 28 170.7 173.0 Income tax receivables 1.7 0.6 Cash and cash equivalents 19, 28 41.4 38.2

Total current assets 321.9 318.4

Assets classified as held for sale and distribution to owners 3—18.9

Total assets 921.1 970.6

Equity and liabilities

Equity attributable to equity holders of the parent 23

Issued capital 70.0 70.0

Reserves 48.5 21.2 Retained earnings 96.6 141.2

215.1 232.4

Hybrid bond 100.0 100.0 Non-controlling interest 5.0 9.0

Total equity 320.1 341.4

Non-current liabilities

Interest-bearing loans and borrowings 26, 28 147.5 182.3 Employee benefit obligations 24 96.0 76.1

Provisions 25 1.2 1.4 Other liabilities 27, 28 1.4 0.5 Deferred tax liabilities 20 1.8 4.0

Total non-current liabilities 247.9 264.3

Current liabilities

Interest-bearing loans and borrowings 26, 28 147.7 148.2 Trade and other payables 27, 28 194.0 200.2 Income tax liabilities 1.0 3.9

Provisions 25 10.4 6.9

Total current liabilities 353.1 359.1

Total liabilities 601.0 623.4

Liabilities directly associated with assets classified as held for sale and distribution to owners 3—5.9

Total equity and liabilities 921.1 970.6

Ahlstrom Financials 2014 CONSOLIDATED FINANCIAL STATEMENTS 13

Statement of changes in equity

EUR million	Issued capital	Share premium	Non-restricted equity reserve	Hedging reserve	Fair value reserve	Translation reserve	Own shares	Retained earnings	**Total attributable to owners of the parent**	Non-controlling interest	Hybrid bond	**Total equity**
Equity at December 31, 2012	**70.0**	**209.3**	**8.3**	**0.0**	**-**	**-7.6**	**-7.4**	**178.1**	**450.6**	**13.3**	**80.0**	**543.9**
Changes in accounting principles (IAS19)	-	-	-	-	-	0.2	-	-59.0	-58.8	-	-	-58.8
Equity at January 1, 2013	**70.0**	**209.3**	**8.3**	**0.0**	**-**	**-7.4**	**-7.4**	**119.0**	**391.8**	**13.3**	**80.0**	**485.1**
Profit/loss for the period	-	-	-	-	-	-	-	61.0	61.0	-3.9	-	57.0
Other comprehensive income, net of tax												
Remeasurements of defined benefit plans	-	-	-	-	-	-	-	3.5	3.5	-	-	3.5
Translation differences	-	-	-	-	-	-33.8	-	-	-33.8	-0.2	-	-34.0
Share of other comprehensive income of equity accounted investments	-	-	-	-	-	-0.5	-	-	-0.5	-	-	-0.5
Cash flow hedges	-	-	-	-0.1	-	-	-	-	-0.1	-	-	-0.1
Effect of partial demerger	-	-134.9	-	-	-	9.2	-	-28.3	-154.0	-	-	-154.0
Share premium reduction	-	-74.4	52.9	-	-	-	-	21.5	-	-	-	-
Dividends paid and other	-	-	-	-	-	-	-	-29.3	-29.3	-	-	-29.3
Hybrid bond	-	-	-	-	-	-	-	-0.7	-0.7	-	20.0	19.3
Interest on hybrid bond	-	-	-	-	-	-	-	-5.6	-5.6	-	-	-5.6
Change in non-controlling interests	-	-	-	-	-	-	-	0.1	0.1	-0.1	-	-0.1
Share-based incentive plan	-	-	-	-	-	-	-	0.0	0.0	-	-	0.0
Equity at December 31, 2013	**70.0**	**-**	**61.1**	**-0.1**	**-**	**-32.5**	**-7.4**	**141.2**	**232.4**	**9.0**	**100.0**	**341.4**
Equity at January 1, 2014	70.0	-	61.1	-0.1	-	-32.5	-7.4	141.2	232.4	9.0	100.0	341.4
Profit/loss for the period	-	-	-	-	-	-	-	3.6	3.6	-6.3	-	-2.7
Other comprehensive income, net of tax												
Remeasurements of defined benefit plans	-	-	-	-	-	-	-	-15.9	-15.9	-	-	-15.9
Translation differences	-	-	-	-	-	9.0	-	-	9.0	0.4	-	9.4
Share of other comprehensive income of equity accounted investments	-	-	-	-	-	0.5	-	-	0.5	-	-	0.5
Changes in the fair value of available-for-sale financial assets	-	-	-	-	17.0	-	-	-	17.0	-	-	17.0
Cash flow hedges	-	-	-	-0.2	-	-	-	-	-0.2	-	-	-0.2
Effect of partial demerger	-	-	-	-	-	-	-	-10.8	-10.8	-	-	-10.8
Dividends paid and other	-	-	-	-	-	-	-	-14.8	-14.8	-	-	-14.8
Hybrid bond	-	-	-	-	-	-	-	-	-	-	-	-
Interest on hybrid bond	-	-	-	-	-	-	-	-6.3	-6.3	-	-	-6.3
Change in non-controlling interests	-	-	-	-	-	-	-	-0.4	-0.4	1.9	-	1.6
Share-based incentive plan	-	-	-	-	-	-	0.9	-	0.9	-	-	0.9
Equity at December 31, 2014	**70.0**	**-**	**61.1**	**-0.2**	**17.0**	**-23.0**	**-6.5**	**96.6**	**215.1**	**5.0**	**100.0**	**320.1**

14 CONSOLIDATED FINANCIAL STATEMENTS Ahlstrom Financials 2014

Statement of cash flows

EUR million Note 2014 2013

Cash flow from operating activities

Profit/loss for the period -2.7 57.0 Adjustments: Non-cash transactions and transfers to cash flow from other activities Depreciation and amortization 69.1 110.4 Gains and losses on sale of non-current assets -0.1 -3.7 Change in employee benefit obligations -7.7 -7.5 Non-cash transactions and transfers to cash flow from other activities, total 61.3 99.1 Interest and other financial income and expense 5.7 -86.7 Dividend income 0.0 0.0 Taxes 4.8 -3.2 Changes in net working capital: Change in trade and other receivables -2.7 -8.7 Change in inventories 1.1 -1.6 Change in trade and other payables -4.3 8.0 Change in provisions 3.2 -1.9 Interest received 0.6 1.2

Interest paid -14.1 -16.7 Other financial items -13.0 -1.4 Income taxes paid / received -4.4 -4.1

Net cash from operating activities 35.4 41.0

Cash flow from investing activities

Acquisitions of Group companies 4—-1.5 Purchases of tangible and intangible assets -56.4 -87.0 Proceeds from disposal of shares in Group companies and businesses and associated companies 3 56.5 3.3 Change in other investments 20.6 -75.9 Proceeds from disposal of property, plant and equipment 3 0.8 2.7 Dividends received 0.0 0.0

Net cash from investing activities 21.5 -158.4

Cash flow from financing activities

Payments received on hybrid bond—99.2 Repurchase of hybrid bond—-80.1 Interest on hybrid bond -7.9 -7.4 Drawdowns of non-current loans and borrowings 99.6 30.2 Repayments of non-current loans and borrowings -106.7 -69.3 Change in current loans and borrowings -35.0 22.0 Change in capital leases -0.2 -0.6 Effect on partial demerger—139.4 Dividends paid and other -4.6 -29.1

Net cash from financing activities -54.8 104.3

Net change in cash and cash equivalents 2.1 -13.1

Cash and cash equivalents at the beginning of the period 38.7 55.5 Foreign exchange effect on cash 0.6 -3.7

Cash and cash equivalents at the end of the period 41.4 38.7

Ahlstrom Financials 2014 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS 15

Accounting principles

Corporate information

Ahlstrom Corporation (“the parent company”) with its subsidiaries (“Ahlstrom” or “the Group”) is a high performance fiber-based materials company, partnering with leading businesses around the world to help them stay ahead. Ahlstrom products are used in everyday applications such as filters, medical fabrics, life science and diagnostics, wallcoverings and food packaging. The reported segments for the year 2014 were: Advanced Filtration, Building and Energy, Food, Medical, Transportation Filtration and Trading and New Business. In 2014, Ahlstrom had operations in 22 countries, and the Group employed approximately 3,400 people.

Ahlstrom Corporation is a Finnish public limited liability company domiciled in Helsinki. The company’s registered address is Alvar Aallon katu 3 C, 00100 Helsinki. The consolidated financial statements are available at www.ahlstrom.com or from the aforementioned address. The parent company’s shares are listed on the NASDAQ OMX Helsinki.

These consolidated financial statements were authorized for publication by the Board of Directors of Ahlstrom Corporation on January 29, 2015. In accordance with the Finnish Limited Liability Companies Act, the Annual General Meeting decides on the adoption of these financial statements.

Basis of preparation

The consolidated financial statements have been prepared in accordance with the International Financial Reporting Standards (IFRS) as adopted by the European Union. These contain the existing IAS and IFRS standards as well as the Standing Interpretations Committee (SIC) and International Financial Reporting Interpretations Committee (IFRIC) interpretations. The notes to the consolidated financial statements are also in accordance with the requirements of the Finnish Accounting and Limited Liability Companies Acts complementing the IFRS regulations.

The consolidated financial statements have been prepared under the historical cost convention except for the following assets and liabilities which are measured at fair value: financial instruments at fair value through profit and loss, financial assets classified as available-for-sale, hedged items in fair value hedge accounting and liabilities for cash-settled share-based payments. The consolidated financial statements are presented in millions of euros unless stated otherwise. For presentation, individual figures and sum totals have been rounded to millions with one decimal, which may cause rounding differences when they are summed up.

The Group has adopted the following new or amended standards and interpretations as of January 1, 2014.

- IFRS 10 Consolidated Financial Statements (new). The new standard builds on existing principles by identifying the concept of control as the determining factor in whether an entity should be included within the consolidated financial statements of the parent company. The standard provides additional guidance to assist in the determination of control where this is difficult to assess. It has not had any effect on the consolidated financial statements of the group.

- IFRS 11 Joint Arrangements (new). The new standard focuses on the rights and obligations of the parties to the arrangement rather than its legal form. There are two types of joint arrangements: joint operations and joint ventures. Standard requires that joint ventures are accounted for under the equity method. It has not had any effect on the consolidated financial statements of the group.

- IFRS 12 Disclosure of Interests in Other Entities (new). The standard contains the disclosure requirements for entities that have interests in subsidiaries, joint arrangements, associates and/or unconsolidated structured entities. It has not had any effect on the consolidated financial statements of the group.

- IAS 28 Investments in Associates and Joint Ventures (revised 2011). As a consequence of the new IFRS 11 the standard has been revised and describes the application of the equity method to investments in joint ventures in addition to associates. The amendment has not had effect on the consolidated financial statements of the group.

- IAS 32 Financial Instruments: Presentation – Offsetting Financial Assets and Financial Liabilities (amendment). The amendment specifies the requirements for the presentation of offsetted financial assets and financial liabilities and increases the application guidance for offsetting financial assets and financial liabilities. The amendment has not had effect on the consolidated financial statements of the group.

- IAS 36 Recoverable Amount Disclosures for Non-Financial Assets (amendment). The amendment clarifies the disclosure requirements concerning cash generating units for which impairment loss has been recognized or reversed. The amendment has not had effect on the consolidated financial statements of the group.

- IAS 39 Novation of Derivatives and Continuation of Hedge Accounting (amendment). According to the amendment, hedge accounting can be continued if a novation to the counterparty of the hedging instrument is a consequence of laws or regulations and the other terms and conditions remain unchanged. The amendment has not had effect on the consolidated financial statements of the group.

Consolidation principles

The consolidated financial statements contain the parent company Ahlstrom Corporation, all subsidiaries, associated companies and the management’s holding company Ahlcorp Oy. Subsidiaries are entities controlled by the parent company. Control exists when the parent company has, directly or indirectly, more than one half of the voting rights or the parent company has the power to decide on the financial and operating matters of the subsidiary. A potential control of voting rights is also taken into consideration when assessing whether the Group controls another entity. Associated companies are companies in which the Group has a significant influence, but not control, over the financial and operating decisions and the Group generally has a shareholding of between 20% and 50% of the voting rights.

16 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS Ahlstrom Financials 2014

Acquired subsidiaries are included in the consolidated financial statements from the date on which control is transferred to the Group, whereas companies divested are included in the consolidated financial statements until the date when control ceases. Acquired companies are accounted for using the purchase method of accounting. The identifiable assets acquired and liabilities and contingent liabilities assumed are measured at their fair value on the acquisition date. The excess of the cost of acquisition over the fair value of the Group’s share of the identifiable assets, liabilities and contingent liabilities acquired is recorded as goodwill. All intragroup transactions, receivables and liabilities as well as unrealized profits and intragroup profit distributions are eliminated in consolidation.

The investments in associated companies are accounted for using the equity method of accounting. The share of profits or losses of associated companies is presented separately in the consolidated income statement. Accordingly the share of the changes in other comprehensive income of associated companies is recognized in other comprehensive income of the Group. When the Group’s share of losses in an associate equals or exceeds its interest in the associate, the Group does not recognize further losses, unless it has incurred obligations or made payments on behalf of the associate.

Ahlcorp Oy, which is a management ownership company, is included in the consolidated financial statements. The share of non-controlling interest in the company is 88.6%.

Non-controlling interest is reported as a separate item in equity in the consolidated balance sheet. Profit or loss for the period attributable to the owners of the parent and the non-controlling interest are each presented separately in the consolidated income statement and the comprehensive income for the period attributable to the owners of the parent and the non-controlling interest are each presented separately in the consolidated statement of comprehensive income.

Foreign currency translation

Figures representing the financial result and position of each subsidiary in the Group are measured using the currency of the primary economic environment in which the subsidiary operates (the functional currency). The consolidated financial statements are presented in euros, which is the functional and the presentation currency of the parent company.

Transactions in foreign currencies are translated into the functional currency using the exchange rates prevailing at the date of the transaction. Monetary balance sheet items denominated in foreign currencies are translated into the functional currency at the exchange rates prevailing at the balance sheet date. Foreign exchange differences arising from the currency translation are recognized in the income statement. Foreign exchange gains and losses arising from operating business transactions are included in operating profit, and those arising from financial transactions are included as a net amount in financial income and expenses. The foreign exchange gains and losses arising from the qualifying cash flow hedges and qualifying hedges of a net investment in foreign operations are recorded in the consolidated statement of other comprehensive income and accumulated currency differences are recognized in equity.

The balance sheets of foreign subsidiaries are translated into euros at the exchange rates prevailing at the balance sheet date while the income statements are translated at the average exchange rates for the period. Translating the result of the period using different exchange rates on the balance sheet and income statement causes a translation difference to be recognized in equity and its change is recorded in the consolidated statement of other comprehensive income.

Translation differences arising from the elimination of the acquisition price of foreign subsidiaries and from the translation differences in equity items since the acquisition date as well as the effective portion of hedging instruments that hedge the currency exposures on net investments are recognized in the consolidated statement of other comprehensive income. When a subsidiary is disposed or sold wholly or partially, translation differences arising from the net investment and related hedges are recognized in the income statement as part of the gain or loss on sale. Translation differences that have arisen before January 1, 2004 (the date the Group adopted IFRS) have been recognized in retained earnings at the time of the transition to IFRS. Upon disposal or sale of a subsidiary, such translation differences will not be recognized in the income statement. Translation differences incurred since January 1, 2004 are presented separately in the statement of changes in equity.

Property, plant and equipment

Property, plant and equipment are carried at cost less accumulated depreciation and any impairment losses. Interest costs on borrowings to finance long-term construction of qualifying assets are capitalized as part of their historical cost base during the period required to complete the asset for its intended use.

Depreciation on property, plant and equipment is calculated on a straight-line basis over the estimated useful lives of the assets as follows: buildings and constructions 20–40 years; heavy machinery

10–20 years; other machinery and equipment 3–10 years. Land is not depreciated. Where parts of a property, plant and equipment have different useful lives, they are accounted for as separate items. The Group recognizes in the carrying amount the cost incurred for replacing the part and the possible remaining carrying amount is depreciated at the time of replacement. Ordinary repair and maintenance costs are charged to the income statement during the financial period in which they are incurred.

The residual values and the useful lives of non-current assets are reassessed at each balance sheet date and appropriate adjustments are recorded to reflect the changes in estimated recoverable amounts. Depreciation on items of property, plant and equipment is discontinued when the item is classified as held for sale in accordance with IFRS 5 “Non-current Assets Held for Sale and Discontinued Operations”.

Gains and losses arising from the sale of property, plant and equipment are included in other operating income or expense.

Investment properties

The purpose of owning investment properties is to obtain rental income or value appreciation. The investment properties are measured at fair value which equals the market value of the functioning market. Gains and losses arising from the adjustments of the fair value of investment properties are included in other operating income or expenses. The Group had no investment properties during the financial period.

Ahlstrom Financials 2014 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS 17

Intangible assets

Goodwill

Acquisitions are accounted for under the purchase method of accounting and accordingly, the excess of the cost of acquisition over the fair values of the identifiable net assets acquired is recognized in the balance sheet as goodwill. Identifiable net assets include the assets acquired, and liabilities and contingent liabilities assumed. The cost of acquisition is the fair value of purchase consideration.

Goodwill is stated at original cost less any accumulated impairment losses. Goodwill is allocated to cash-generating units and it is not amortized but instead is tested annually for impairment.

Research and development

Research costs are expensed as incurred in the income statement. Expenditures on development activities are also expensed as incurred except for those development expenses which meet the capitalization criteria under IAS 38 Intangible Assets.

Other intangible assets

Other intangible assets e.g. trademarks, patents, licenses and computer software, which have a definite useful life are stated at cost less accumulated amortization and impairment losses. Other intangible assets which have an indefinite useful life are not amortized but tested annually for possible impairment.

Intangible assets are amortized on a straight-line basis over their expected useful lives. The expected useful lives for trademarks, patents and licenses are ranging from 5 to 20 years and for computer software from 3 to 5 years.

Other intangible assets, e.g. customer relationships, acquired in business combinations are recorded at fair value at the acquisition date. These intangible assets have a definite useful life and are carried at cost less accumulated straight-line amortization over the expected life of the intangible asset.

Emission rights

The Group participates in the European Union emission trading scheme in which it has been allocated emission allowances for a defined period. The allocated allowances received free of charge according to the carbon dioxide emissions and the liability based on the actual emissions are netted. A provision is recognized if the allowances received free of charge do not cover the actual emissions. No intangible asset is recognized for the excess of allowances. Gains arising from the sale of the emission right allowances are recorded in other operating income.

Inventories

Inventories are stated at the lower of cost and net realizable value. Net realizable value is the estimated selling price in the ordinary course of business, less the estimated costs of completion and selling expenses. Cost of raw materials and supplies is determined on a weighted average cost method. The cost of finished goods and work in progress comprises raw materials, energy, direct labor, other direct costs and related indirect production overheads based on normal operating capacity.

Leasing

The Group leases certain property and equipment under various operating and finance lease arrangements. Leases are classified and accounted for as finance leases if substantially all the risks and rewards of ownership of the underlying assets have been transferred to the lessee.

The assets related to finance leases are capitalized at the commencement of the lease term at the lower of the fair value of the leased property and the estimated present value of the minimum lease payments. The corresponding lease obligations, net of finance charges, are included in interest-bearing liabilities. Each lease payment is allocated between the liability and the finance charges. The interest element of the finance cost is charged to the income statement over the lease period using a constant periodic rate of interest on the remaining balance of the liability for each period. Property, plant and equipment under finance lease contracts are depreciated over the shorter of the useful life of the asset and the lease term.

Leases where the lessor retains substantially all the risks and rewards of ownership are classified as operating leases. Payments made under operating leases are expensed on a straight-line basis over the lease period.

Impairment of assets

The carrying amounts of the Group’s assets are reviewed continuously to determine whether there is any indication of impairment. If any such indication exists, the asset’s recoverable amount is calculated. Goodwill is tested for impairment annually whether there is any indication of impairment or not.

The need for impairment is reviewed at the level of cash-generating unit, in other words, on the lowest unit level which is mainly independent of other units.

The recoverable amount is the higher of the asset’s fair value less costs to sell or value in use. The value in use represents the discounted future cash flows expected to be derived from an asset of a cash-generating unit. The discount rate used is a pre-tax rate that reflects current market assessments of the time value of money and the specific risk to the asset for which the future cash flow estimates have not been adjusted.

An impairment loss is recognized when the carrying amount of an asset exceeds its recoverable amount. An impairment loss is immediately recognized in the income statement and allocated first to reduce the goodwill of the cash-generating unit and thereafter to reduce the other assets of the unit. An impairment loss allocated to assets other than goodwill can be reversed in case a positive change has taken place in the recoverable amount of an asset. An impairment loss is only reversed to the extent that the asset’s carrying amount does not exceed the carrying amount that would have been determined, net of depreciation or amortization, had no impairment loss been recognized in prior years. However, an impairment loss recorded on goodwill is never reversed.

Employee benefits

Defined contribution and defined benefit plans

Group companies have various pension schemes in accordance with local practices in different countries. The pension arrangements

18 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS Ahlstrom Financials 2014

are classified as either defined contribution plans or defined benefit plans. The schemes are mostly funded through payments to insurance companies or trustee-administered funds according to local regulations. A defined contribution plan is a pension plan under which the company and usually also the employees pay fixed contributions to an insurance company. The Group has no legal or constructive obligations to pay further contributions if the fund does not hold sufficient assets to pay the pension benefits to the employees. Contributions to defined contribution pension plans are recognized as expense in the period when they incur. All pension plans which do not meet the criteria for defined contribution plans are defined benefit plans. Defined benefit plans typically define a fixed amount of benefit that an employee will receive after retirement and which the company is responsible for.

The Group’s net obligation of defined benefit plans is calculated and recorded separately for each pension scheme based on calculations prepared by independent actuaries. The present value of defined benefit obligations is determined using the projected unit credit method. The net liability recognized in the balance sheet is the present value of the defined benefit obligation at the end of the reporting period less the fair value of the plan assets. The discount rate used to determine the present value of the defined benefit obligation is equal to the yield on high quality corporate bonds or, if not available, government bonds. The interest rates of the high quality corporate bonds are determined in the currency in which the benefits will be paid with a similar maturity to the obligation.

The Group adopted the revised IAS 19 Employee Benefits standard as of January 1, 2013. The revised standard includes amendments to the recognition of defined benefit plans. The “Corridor method” has been removed and all actuarial gains and losses are recognised immediately in other comprehensive income. The net asset or liability arising from the employee benefit plans are recognised in full on the balance sheet. The expected return on plan asset is calculated by using the same discount rate as when calculating the present value of the defined benefit liability.

The Group’s net obligation in respect of long-term service benefits, other than pension benefits, is the amount of future benefit that employees have earned in return for their service in the current and prior periods.

Share-based payments

The Group has share-based incentive plans for Executive Management Team and other key employees under which the members are granted a combination of shares and cash payment based on financial performance of the Group. The estimated amount of the shares to be granted based on the program are measured at the fair value on the grant date and are recorded in the income statement as employee benefits equally over the period when the right to share-based compensation occurs and to the equity. The portion to be paid in cash is recognized in personnel expenses and as debt.

Provisions

A provision is recognized when the Group has a present legal or constructive obligation as a result of past events, and it is probable that a cash outflow will be required to settle the obligation and a reliable estimate of the obligation can be made. Long-term provisions are discounted to their present value.

A provision for restructuring is recognized only when a formal plan has been approved, and the implementation of the plan has either commenced or the plan has been announced. An environmental provision is recorded based on the interpretations of environmental laws and the Group’s environment principles when it is probable that an obligation has arisen and the amount of obligation can be reliably estimated.

Income taxes

In the consolidated statement of income, the taxes based on the taxable income of the financial period, adjustments to prior year taxes and deferred taxes are presented as income taxes. Taxes are recognized in the income statement unless they relate to items recognized directly in equity and in the consolidated statement of other comprehensive income. In this case the tax is presented in other comprehensive income and directly in equity.

Deferred taxes are provided for temporary differences arising between the carrying amounts in the balance sheet and the tax bases of assets and liabilities using the relevant enacted tax rates in each country. The most significant temporary differences arise from property, plant and equipment, employee benefit obligations and unused tax losses. Deferred tax assets on deductible temporary differences, tax losses carried forward and unused tax credits are recognized only to the extent that it is probable that future taxable profits will be available, against which the temporary differences can be utilized.

Deferred tax assets and liabilities are measured using the enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in the income statement in the period when the tax rate change is enacted.

Revenue recognition

Net sales are the revenues from the sale of products and services adjusted by indirect taxes, returns, rebates, discounts and other credits. Net sales are not adjusted with exchange rate differences from foreign currency sales after the original sale is recorded.

The Group recognizes revenue from product sales when the ownership of goods and the material risks related to ownership have been transferred to the buyer or other responsible party. The majority of the Group’s revenue is recognized upon delivery to the customer. Revenue from services is recognized when the services are rendered.

Rental income is recorded in the income statement on a straight-line basis over the lease term. Recognition of license and royalty income is performed in accordance with the content of the agreements. Interest income is recognized using the effective interest rate method for the period during which the interest income is generated and dividend income is recognized when the right to the dividend has arisen.

Government grants relating to the purchase of property, plant and equipment are deducted from the carrying amount of the asset and recognized as income over the life of the asset in the form of reduced depreciation charges. Grants received as reimbursement of actual expenses, are recognized in the income statement in the same period

Ahlstrom Financials 2014 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS 19

when the right to receive the grant exists. Such grants are recognized in other operating income.

Non-current assets held for sale and discontinued operations

Non-current assets held for sale and assets and liabilities related to discontinued operations are classified as held for sale if their carrying amount will be recovered principally through a sale transaction. The prerequisites for the classification as held for sale are considered to be met when the sale is considered highly probable and management is committed to the sale within one year from the date of classification for sale. From the classification date the assets held for sale are measured at lower of their carrying amount or fair value less selling costs. Depreciation of these assets is discontinued on the classification date.

Financial assets and liabilities

The Group’s financial assets are classified into the following categories according to IAS 39: financial assets at fair value through profit or loss, loans and receivables and available-for-sale financial assets. The classification is determined on initial recognition on the trade date based on the intended use of the financial asset.

The purchases and sales of financial assets are recognized and they are classified as current or non-current assets based on their maturities. Investments are recognized at cost including transaction costs for all financial assets not measured at fair value through profit or loss.

Financial assets are derecognized when the contractual rights to the cash flows from the financial asset have expired or have been transferred and substantially all the risks and rewards of ownership have been moved outside the Group.

Financial assets at fair value through profit or loss

Financial assets at fair value through profit and loss are assets held for trading. Assets in this category are mainly held to generate profits from short-term market price changes. Assets in this category are measured at fair value. Unrealized and realized gains and losses due to fair value adjustments are recognized in income statement in the period they occur. The Group’s financial assets at fair value through profit or loss include derivatives and other current investments. Derivatives are also categorized in this group unless they qualify for hedge accounting.

Loans and receivables

Loans and receivables are non-derivative financial assets which arise from the sale of goods and services or from lending activities. They are not quoted on an active market and payments are fixed or determinable and are not held for trading. Loans and receivables are recognized at amortized cost. The Group’s loans and other receivables comprise trade and other receivables.

Available-for-sale financial assets

Available-for-sale financial assets category includes non-derivatives that are either designated in this category or not classified in any of the other categories. Available-for-sale financial assets are measured at fair value. The Group’s available-for-sale financial assets include unlisted securities classified in non-current other investments in the balance sheet. Unlisted securities are stated at lower of cost or probable sales value.

Cash and cash equivalents

Cash and cash equivalents includes cash in hand, deposits held at call with banks and other short-term highly liquid investments with original maturities of three months or less. Bank overdrafts are included in interest-bearing loans and borrowings in current liabilities on the balance sheet.

Impairment of financial assets

The Group assesses at the end of each reporting period whether there is objective evidence that a financial asset or a group of financial assets is impaired.

An impairment of trade receivables is recorded when there is sufficient evidence that the receivable can not be collected at the carrying amount of the asset. Impairment loss is determined by management based on its judgment of the customer’s ability to fulfill the obligation. An impairment of trade receivables and any reversal of a previously recorded impairment loss is recognized in other operating expenses in the consolidated income statement.

Financial liabilities

The Group’s financial liabilities include interest-bearing loans and borrowings, trade and other payables and other financial liabilities. Financial liabilities are classified as financial liabilities at fair value through profit and loss and other financial liabilities measured at amortized cost. Derivatives for which hedge accounting is not applied are included in the financial liabilities at fair value through profit and loss. Other financial liabilities are initially measured at fair value which is based on the consideration received. Transaction costs associated with financial liabilities are included in the initial measurement at fair value. Subsequent to initial recognition at fair value, financial liabilities, with the exception of derivatives, are measured at amortized cost using the effective interest rate method. Financial liabilities are categorized as current or non-current liabilities based on their maturities. Financial liabilities are current if the Group does not have an unconditional right to settle the liability later than 12 months from the closing date.

Derivative financial instruments and hedge accounting

The Group uses derivative financial instruments to manage foreign currency, interest rate and commodity risks. Derivative financial instruments are initially recognized at fair value on the date a derivative contract is entered into and are subsequently re-measured at their fair value. The method of recognizing the resulting gains or losses is dependent on the intended use of the derivative in question. Changes in fair value of derivatives designated and qualifying for hedge accounting and which are effective are recognized congruently with the hedged item. When derivative contracts are entered into, the Group designates them either as hedges of the fair value of recognized assets, liabilities or firm commitments (fair value hedge), hedges of forecasted transactions or firm commitments (cash flow hedge), hedges of net investments in foreign operations (net investment hedge) or as derivative financial instruments not meeting the hedge accounting criteria.

For hedge accounting purposes, the Group prepares documentation of the hedged item, the risk being hedged, and the risk management objective and strategy. The Group also documents its assessment, both at hedge inception and on an ongoing basis, as to whether the derivatives used as hedging instruments are effective in offsetting changes in fair values or cash flows of hedged items.

20 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS Ahlstrom Financials 2014

Changes in the fair value of derivatives that are designated and qualify as fair value hedges are recorded in the income statement, together with any changes in the fair value of the hedged assets or liabilities attributable to the hedged risk.

The effective portion of changes in the fair value of derivatives that are designated and qualify as cash flow hedges under hedge accounting is recorded in the consolidated statement of other comprehensive income and presented as hedging reserve in equity. The cumulative gain or loss of a derivative deferred in equity is recognized in the income statement in the same period in which the hedged item affects profit or loss. When hedging the foreign currency risk of forecasted net sales and purchases or commodity risk the fair value of the derivatives is recognized in the cost of goods sold in the income statement. When a hedging instrument expires, is sold or no longer qualifies for hedge accounting, any cumulative gain or loss reflected in equity at that time remains in equity until the forecasted business transaction hedged occurs. However, if the forecasted transaction is no longer expected to occur, the cumulative gain or loss reported in equity is recognized in the income statement.

The Group uses either derivatives or currency loans as hedging instrument to hedge its currency exposure of net investments in foreign operations which are accounted for similarly to cash flow hedges. The effective portion of the change in fair value of the hedging instrument, (being the change in spot value and in currency forwards the interest element after taxes), are recorded in the consolidated statement of other comprehensive income and presented as translation reserve in equity. Any recognised ineffectiveness is presented in financial gains and losses. When the subsidiary is disposed or sold, the cumulative amount in the translation reserve is recognized in the income statement as an adjustment to the gain or loss on the disposal.

The fair values of derivatives under hedge accounting are presented in current assets or liabilities in the balance sheet.

Other derivative instruments do not necessarily qualify for hedge accounting, even if they are economic hedges according to the Group treasury policy. Changes in fair values of these non-qualifying derivatives are recorded according to the hedged item in the income statement in the period they occur. The embedded derivatives which meet the terms and conditions defined in IAS 39 standard will be separated from the host contract and measured at fair value through profit or loss. Fair values are determined by utilizing public price quotations and generally accepted valuation methods. The valuation data and assumptions are based on verifiable market prices. The fair values of pulp derivatives are based on market prices.

Equity and dividends

The company’s shares are entered in a book-entry securities system and they are presented as share capital in the consolidated financial statements.

The Group reports the own shares it holds as reduction in equity. The purchase, sale, issuance and cancellation of own shares is not recognized as profit or loss in the income statement but the considerations paid or received and expenses incurred, net of taxes, are recognized in equity.

Dividends proposed by the Board of Directors are recognized in the financial statements at the approval by the shareholders at the Annual General Meeting.

The hybrid bond is treated as equity in the consolidated financial statements. Interest on the hybrid bond is not accrued but is recorded in retained earnings, net of taxes, after dividend approved by the Annual General Meeting. When calculating the earnings per share the accumulated interest of the hybrid bond, net of taxes, during the financial period is included in the result for the period.

Operating profit

The Group’s operating profit is the net amount of net sales and other operating income less cost of goods sold, sales and marketing expenses, research and development expenses, administrative expenses and other operating expenses.

All other income statement items are presented below operating profit. Foreign exchange differences and changes in fair values of derivatives are included in operating profit if they relate to normal business operations. Foreign exchange differences related to financial operations are recorded in financial income and expenses.

Critical accounting estimates and assumptions

The preparation of consolidated financial statements in conformity with IFRS requires management to use accounting estimates and assumptions in applying the accounting principles. The estimates are based on the management’s best knowledge at the balance sheet date but the actual outcome may differ from the estimates and assumptions used. The most significant estimates are related to the fair value calculations of business combinations, the economic lives of property, plant and equipment, pension benefits, deferred taxes, valuation of provisions and impairment testing of goodwill.

The Group management exercises judgment in selecting and applying the accounting principles, particularly in cases where the existing IFRS standards offer alternative recognition, valuation or presentation methods. The basis for the estimates are described in greater detail in the accounting principles and later in the relevant notes to the consolidated financial statements.

Application of new or revised IFRS standards

IASB has issued the following new standards, interpretations and their amendments which are not yet effective and the Group has not early adopted them as of the balance sheet date. The Group will adopt them from the effective date of each new or amended standard and interpretation or in case the effective date is different from the start date of the accounting period, adoption will take place in the beginning of the next accounting period if not otherwise mentioned in the description of the standard.

- IAS 16 Property, plant and equipment and IAS 38 Intangible assets (amendment). This amendment clarifies that the use of revenue-based methods to calculate the depreciation of an asset is not appropriate as a rule. Amendments do not have any effect on the consolidated financial statements of the group.

Ahlstrom Financials 2014 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS 21

- IAS 19 Employee benefits (amendment). The amendment applies to contribution from employees or third parties to defined benefit plans and clarifies the treatment of such contributions. Amendment does not have any effect on the consolidated financial statements of the group.

- IAS 27 Separate Financial Statements (amendment). The amendment allows entities to use the equity method to account for investments in subsidiaries, joint ventures and associates in their separate financial statements. Amendment does not have any effect on the consolidated financial statements of the group.

- IFRS 9 Financial Instruments – classification and measurement of financial assets and liabilities (new). The new standard is the first step to replace the current IAS 39 Financial Instruments: Recognition and Measurement standard. IFRS 9 introduces new requirements for classifying and measuring financial assets and an expected credit loss model for the measurement of the impairment of financial assets. New standard is not expected to have significant effect on the consolidated financial statements of the group.

- IFRS 11 Joint arrangements (amendment). This amendment provides new guidance on how to account for the acquisition of an interest in a joint venture operation that constitutes a business. Amendment does not have any effect on the consolidated financial statements of the group.

- IFRS 15 Revenue from contracts with customers (new). The new standard outlines the principles to measure and recognize revenue using a five-step model and replaces all existing revenue requirements. Revenue is recognized when a customer obtains control of a good or service. New standard is not expected to have effect on the consolidated financial statements of the group.

- Annual Improvements to IFRS standards 2010–2012 and 2011–2013 and 2012–2014. The impacts of the amendments vary by standard but do not have any significant effect on the consolidated financial statements of the group.

22 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS Ahlstrom Financials 2014

1. Financial risk management

Financial risk management is part of Ahlstrom's group-wide risk management activities targeted to mitigate events which could affect negatively the achievement of the company's strategic and operative goals. The overall objective of financial risk management in Ahlstrom is to have cost-effective funding in Group companies as well as to protect the Group from unfavorable changes in the financial markets and thus help to secure profitability. The principles and limits for financing activities are defined in the Group Treasury Policy on the basis of which Group companies have specified their own procedures, which take into account the special aspects unique to their businesses. The Group Treasury Policy has been approved by the Audit Committee of the Board of Directors and the treasury activities are coordinated by Group Treasury.

Foreign currency risk

The Group is exposed to currency risk arising from exchange rate fluctuations against its reporting currency euro. The management of foreign currency exposure is divided into two parts: one relating to foreign currency flows (transaction exposure) and the other relating to balance sheet items denominated in foreign currency (translation exposure).

Transaction risks arise from commercial and finance-related transactions and payments, which are denominated in a currency other than the unit's functional currency. In 2014, approximately 46% of Ahlstrom's net sales were denominated in euros, approximately 41% in US dollars and 13% in other currencies. Ahlstrom's raw materials are generally purchased in US dollars and euros. Foreign currency flows are hedged on a net exposure basis per currency of the respective Group company in accordance with the rules set in the Group Treasury Policy. The guideline for Group companies is to hedge 100% of the forecasted 3 month net foreign currency flows per currency against the base currency of the respective company. However, hedging periods can be extended up to 12 months when agreed with Group Treasury. Foreign currency forwards are used as hedging instruments and these are generally booked through the income statement. The currency risk related to the foreign currency denominated loans and receivables is managed by Group Treasury and the aim is a fully hedged position. In accordance with the Group Treasury Policy, all internal loans and deposits are denominated in the local currency of each Group company, whenever economically possible.

Translation exposure consists mainly of net investments in foreign subsidiaries (equity exposure). The Group norm is to leave the equity exposure unhedged due to the long-term nature of the investments. On the balance sheet date, the equity hedging ratio was 0% (31.12.2013 0%).

Financial instruments' foreign exchange risk sensitivity analysis according to IFRS 7

The analysis has been prepared on the basis that the proportion of financial instruments in foreign currencies are all constant and on the basis of the hedge designations in place at December 31, 2014. The financial instruments affected by market risks include working capital items, such as trade and other receivables and payables, borrowings, deposits, cash and cash equivalents and derivative financial instruments. These are sensitive to changes in exchange rates and interest rates.

The following table shows how much the income statement would be affected by a +10% change in the exchange rates against the euro. In case of a -10% change in the exchange rates against the euro the effect would be the opposite.

Transaction exposure		**Dec 31, 2014**	**Dec 31, 2014**		Dec 31, 2013	Dec 31, 2013
EUR million	**Open position**	**Effect on income statement**	**Effect on equity**	Open position	Effect on income statement	Effect on equity
SEK	**22.3**	**0.6**	**1.9**	16.7	-0.1	1.9
USD	**6.9**	**0.8**	**-**	-0.8	-0.1	-
GBP	**4.4**	**0.5**	**-**	1.7	0.2	-
Net effect		**1.8**	**1.9**		0.0	**1.9**

Open position is presented as net assets (assets less liabilities). The net effect has been calculated after taxes.

The following table shows how much the equity would be affected by a +10% change in the exchange rates against the euro. In case of a -10% change in the exchange rates against the euro the effect would be the opposite.

Translation exposure	**Dec 31, 2014**		Dec 31, 2013	
EUR million	**Open position**	**Effect on equity**	Open position	Effect on equity
USD	**65.3**	**7.3**	66.3	7.4
CNY	**54.4**	**6.0**	34.7	3.9
KRW	**30.4**	**3.4**	28.9	3.2
BRL	**28.0**	**3.1**	59.4	6.6
SEK	**25.6**	**2.8**	27.1	3.0
INR	**21.0**	**2.3**	11.1	1.2
GBP	**17.2**	**1.9**	11.9	1.3
RUB	**16.9**	**1.9**	40.7	4.5
Net effect		**28.8**		31.1

Open position is presented as net assets (assets less liabilities). The net effect has been calculated after taxes.

Ahlstrom Financials 2014 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS 23

Interest rate risk

Interest rate risk is measured with modified duration, which defines the Group’s loan portfolio’s interest rate sensitivity in response to a change in interest rates. According to the Group Treasury Policy the Group’s benchmark duration is 12 months and the duration may deviate between 3 and 48 months. On December 31, 2014 the duration of the loan portfolio was 21.8 months. The duration of the loan portfolio can be adjusted by the use of derivative instruments such as interest rate swap contracts with maturities usually between 2 and 5 years. On December 31, 2014 there were no open interest rate swap contracts.

As of 31 December 2014, a one percentage point parallel shift in the yield curve would have a net effect of EUR -1.0 million (EUR -1.4 million) on the income statement. This sensitivity analysis calculates the interest effect of a 100 basis point parallel shift in interest rates on all floating rate based interest-bearing liabilities and other short-term deposits. Cash and finance lease liabilities are excluded. The net effect has been calculated after taxes.

Raw material and energy price risk

Group earnings are exposed to commodity and energy price volatility. Group companies have the responsibility of identifying and measuring their commodity and energy price risk. Group companies should primarily seek to hedge their risks in relation to movements in commodity prices (primarily for pulp, energy and chemicals) with their suppliers through fixed price contracts for a defined period. Where such hedges cannot be obtained or if they are commercially uneconomical Group companies may enter into financial commodity price risk hedging transactions through commodity derivatives. All such transactions need to be concluded with Group Treasury. On December 31, 2014 there were no open pulp derivative agreements (0 tons on December 31, 2013).

Liquidity and refinancing risk

The Group seeks to maintain adequate liquidity under all circumstances by means of efficient cash management and restricting investments to highly liquid instruments only. Cash, cash equivalents and available committed credit facilities should always cover outstanding short term debt and following 12 months interest payments, loan amortizations, committed and maintenance investments and estimated dividend payments.

As of December 31, 2014, Ahlstrom’s interest-bearing liabilities amounted to EUR 295.2 million (EUR 330.4 million on December 31, 2013), divided into financings from banks and other financial institutions of EUR 126.2 million (EUR 186.1 million), EUR 153.5 million (EUR 99.7 million) in senior unsecured callable bonds, EUR 10.9 million (EUR 40.0 million) in borrowings under the company’s EUR 300 million domestic commercial paper program and EUR 4.6 million (EUR 4.7 million) in commitments under financial leases. At the end of the year, its total liquidity, including cash and unutilized committed credit facilities was EUR 296.1 million (EUR 290.4 million), divided into cash and cash equivalents amounted to EUR 41.4 million (EUR 38.7 million) and long-term unutilized committed credit facilities EUR 254.7 million (EUR 251.8 million). In addition, the company had cash pool overdraft limits and undrawn uncommitted credit facilities totalling EUR 133.7 million (EUR 140.9 million).

Ahlstrom issued a EUR 100 million senior unsecured callable bond in September 2014. The bond matures on September 15, 2019, and it carries a fixed coupon interest rate of 4.125% per annum. In addition, Ahlstrom made a voluntary tender offer for its EUR 100 million bond maturing on November 10, 2015. The aggregate principal amount of notes validly offered for purchase by noteholders was EUR 45,771,000; this represents approximately 45.8% of the aggregate amount of all the notes.

Ahlstrom’s financial covenant undertakings remain unchanged. The company has agreed to a gearing covenant which is the only financial covenant governing any of Ahlstrom’s loan agreements.

Throughout the year the Group was in full compliance with the covenants of its financing agreements and management expects such compliance to continue.

Refinancing risks are managed by seeking to ensure that the loan portfolio has a balanced maturity profile both in terms of length and concentration of repayments. The maturity profile of the liabilities of the Group is shown in the following table.

24 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS Ahlstrom Financials 2014

Contractual undiscounted cash flows of repayments and interests of liabilities

Dec 31, 2014

EUR million	2015	2016	2017	2018	2019	Later	Total
Floating rate loans from financial institutions	2.2	0.7	25.4	-	-	-	28.3
Fixed rate loans from financial institutions	14.1	14.1	3.4	1.3	-	-	32.9
Pension loans	1.2	-	-	-	-	-	1.2
Finance lease liabilities	0.3	4.4	-	-	-	-	4.7
Other non-current loans	60.4	4.2	4.2	4.9	102.8	0.0	176.4
Other current loans	77.9	-	-	-	-	-	77.9
Trade and other payables	194.0	-	-	-	-	-	194.0
Total	350.2	23.3	32.9	6.2	102.8	0.0	515.4
Derivatives							
Foreign exchange forward contracts, outflow	-126.4	-	-	-	-	-	-126.4
Foreign exchange forward contracts, inflow	125.2	-	-	-	-	-	125.2
Derivatives, net	**-1.2**	-	-	-	-	-	-1.2

Dec 31, 2013

EUR million	2014	2015	2016	2017	2018	Later	Total
Floating rate loans from financial institutions	9.6	7.8	6.1	30.7	5.2	0.0	59.4
Fixed rate loans from financial institutions	18.7	16.4	16.0	4.9	0.6	0.0	56.6
Pension loans	18.4	1.2	-	-	-	-	19.6
Finance lease liabilities	0.3	4.7	0.0	-	-	-	5.1
Other non-current loans	4.5	103.6	0.0	0.0	0.5	0.0	108.7
Other current loans	107.0	-	-	-	-	-	107.0
Trade and other payables	205.6	-	-	-	-	-	205.6
Total	364.0	133.7	22.2	35.7	6.3	0.0	561.9
Derivatives							
Foreign exchange forward contracts, outflow	-127.7	-	-	-	-	-	-127.7
Foreign exchange forward contracts, inflow	127.3	-	-	-	-	-	127.3
Derivatives, net	-0.4	-	-	-	-	-	-0.4

As the amounts disclosed in the table above are the contractual undiscounted cash flows, they differ from the carrying values in the Group balance sheet.

The Group has a financial guarantee given on behalf of Munksjö Labelpack. On december 31, 2014, the financial guarantee amounted to EUR 0.4 million.

Interest-bearing liabilities and debt structure

Dec 31, 2014

EUR million	Drawn amount	Undrawn amount	Total	Maturity 2015	2016	2017	2018	2019	Later
Available committed facilities	-	**254.7**	**254.7**	-	200.0	30.0	24.7	-	-
Non-current loans	**212.8**	-	**212.8**	69.7	13.4	28.3	2.0	99.4	0.0
Finance lease liabilities	**4.6**	-	**4.6**	0.2	4.4	-	-	-	-
Current loans	**70.9**	-	**70.9**	70.9	-	-	-	-	-
Bank credit lines utilized	**7.0**	-	**7.0**	7.0	-	-	-	-	-
Total interest-bearing liabilities	**295.2**	-	**295.2**	147.7	17.8	28.3	2.0	99.4	0.0
Total loans and undrawn committed facilities	**295.2**	**254.7**	**549.9**	**147.7**	**217.8**	**58.3**	**26.7**	**99.4**	**0.0**

Ahlstrom Financials 2014 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS 25

Dec 31, 2013 EUR million	Drawn amount	Undrawn amount	Total	Maturity 2014	2015	2016	2017	2018	Later
Available committed facilities	-	251.8	251.8	0.0	-	200.0	30.0	21.8	-
Non-current loans	218.7	-	218.7	41.0	120.5	18.0	33.1	6.1	0.0
Finance lease liabilities	4.7	-	4.7	0.2	4.5	0.0	0.0	0.0	0.0
Current loans	98.9	-	98.9	98.9	-	-	-	-	-
Bank credit lines utilized	8.1	-	8.1	8.1	-	-	-	-	-
Total interest-bearing liabilities	330.4	-	330.4	148.2	125.0	18.0	33.1	6.1	0.0
Total loans and undrawn committed facilities	330.4	251.8	582.2	148.2	125.0	218.0	63.1	27.9	0.0

Factoring

Group companies may enter into factoring, supplier finance or other corresponding financing arrangements subject to Group Treasury approval and according to the criterias defined in the Group Treasury Policy. On December 31, 2014 the Group had factoring arrangements of EUR 15.3 million (EUR 10.4 million).

Capital structure

The Group's objective is to maintain an efficient capital structure which is targeted both to increase the company's shareholder value and also to secure the Group's ability to operate in the credit and capital markets at all times. The Board of Directors reviews the capital structure of the Group regularly.

The capital structure is monitored on the basis of the gearing ratio which is calculated by dividing interest-bearing net liabilities with total equity. Interest-bearing net liabilities are calculated as interest-bearing loans and borrowings less cash and cash equivalents and other current investments. According to the set financial targets Ahlstrom's gearing ratio should in the long-term be between 50–80%.

Ahlstrom Corporation has a EUR 100 million hybrid bond outstanding with a coupon rate of 7.875% per annum. The bond has no maturity but the company may exercise an early redemption option starting October 2017. The bond is treated as equity in the consolidated financial statements.

The gearing ratios in 2014 and 2013 were as follows.

EUR million	2014	2013
Interest-bearing loans and borrowings	295.2	330.4
Cash and cash equivalents	41.4	38.7
Other current investments	-	-
Interest-bearing net liabilities	**253.8**	291.7
Equity, total	**320.1**	341.4
Gearing ratio	**79.3 %**	85.5 %

Credit and counterparty risk

Credit and counterparty risks materialize when a customer or a financial institution is unable to meet its financial obligations towards Ahlstrom. Credit risks relating to trade receivables are managed by assessing the creditworthiness of customers and by approving customer credit limits based on guidelines defined in the Group Credit Policy. Monitoring of past payment behaviour, obtainment of credit information data and credit references form part of the limit approval process. As its main risk mitigation tool Ahlstrom uses a global credit insurance program. Due to its diversified customer base and geographical spread of the receivables there is no significant concentration of credit risks for the Group. The ten largest customers of Ahlstrom account for less than 30% of net sales. The aging analysis of trade receivables is presented in note 22.

Counterparty risks arise from exposures associated with financial transactions such as deposits, placements, derivatives contracts, guarantees issued in favour of Group companies and receivables from insurance companies. Counterparty risks are managed by monitoring the creditworthiness of counterparts based on guidelines defined in the Group Treasury Policy and transactions are concluded with highly rated banks, insurance companies and other financial institutions only. Ahlstrom encountered no materialized counterparty risks in 2014.

26 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS Ahlstrom Financials 2014

2. Segment information

In 2014, the Group had six segments: Advanced Filtration, Building and Energy, Food, Medical, Transportation Filtration, and Trading and New Business. The first five segments also formed Ahlstrom's business areas.

The Advanced Filtration segment manufactures air and liquid filtration materials. Advanced Filtration materials are mainly used in in Life Science and in Gas Turbine filtration.

The Building and Energy segment serves customers in building, transportation, marine, windmill and fabric care industries. The segment's products can be found in wallcoverings, floorings, boat hulls, windmill blades and automotive interiors.

The Food segment manufactures materials for the food industry and crepe papers. The food industry products are tea bags, coffee filters, meat casing, vegetable parchment and other food packaging materials. Crepe papers are used for masking tape and for medical and wipes applications.

The Medical segment manufactures materials for the hospital applications. Hospital products are primarily medical gowns, drapes, face masks and sterilization wraps.

The Transportation Filtration segment manufactures filtration materials. These Filtration materials are mainly used in the transportation industry. Trading and new business includes trading sales of wipes materials to Suominen Corporation, trading sales of release papers to Munksjö Oyj as well as Porous Power Technologies.

Other operations include financial and tax assets and liabilities, net financing cost, taxes, Holding and Sales Companies' income, expense, assets and liabilities as well as share of result of associated companies.

Ahlstrom Group management monitors the segments' result, cash flow and capital employed in order to evaluate the segment's performance and to make decisions on resource allocations.

Ahlstrom's highest operative decision-making body is the Group's Executive Management Team (EMT). The CEO is the chairman of the EMT and its other members are the business area leaders and functional leaders. The EMT members receive a monthly performance report including income statement, operative cash flow and main KPI's of each business area. The performance of the business areas is evaluated mainly based on operating profit, operative cash flow and return on net assets (RONA).

The segments' results, assets and liabilities include items directly attributable to the segment's operations. The valuation principles of the segment information are in accordance with the Group's accounting principles.

Business segments 2014 EUR million	Advanced Filtration	Building and Energy	Food	Medical	Trans-portation Filtration	Trading and New Business	Other operations	Elimina-tions	Continuing operations
External net sales	94.8	218.1	216.1	80.2	295.4	67.5	29.1	0.0	**1,001.1**
Inter-segment net sales	9.4	38.9	21.2	51.9	28.5	6.8	51.3	-208.1	**0.0**
Net sales	104.2	257.0	237.4	132.0	323.9	74.4	80.3	-208.1	**1,001.1**
Operating profit/loss	17.4	-6.9	1.3	-6.1	23.5	-15.1	-17.8	0.1	**-3.7**
Financial income	-	-	-	-	-	-	0.6	-	**0.6**
Financial expenses	-	-	-	-	-	-	-6.4	-	**-6.4**
Share of profit/loss of associated companies	-	-	-	-	-	-	0.1	-	**0.1**
Profit/loss before taxes									**-9.4**
Operating profit/loss, %	16.7	-2.7	0.5	-4.6	7.3	-20.3			**-0.4**
Return on net assets, RONA, % (Continuing operations ROCE, %)	37.9	-7.7	1.5	-8.0	15.6	-70.2			**-0.5**
Operative cash flow	16.8	-21.3	8.5	-1.8	24.0	-2.7	-10.2	-0.2	**13.0**
Segment assets	59.8	174.7	131.8	102.0	223.1	20.9	37.0	-10.2	**738.9**
Investments in associated companies	-	-	-	-	-	-	15.3	-	**15.3**
Unallocated assets	-	-	-	-	-	-	166.9	-	**166.9**
Total assets									**921.1**
Segment non-interest bearing liabilities	13.3	85.1	47.7	23.4	67.5	5.3	67.3	-10.1	**299.4**
Unallocated liabilities	-	-	-	-	-	-	301.6	-	**301.6**
Total equity	-	-	-	-	-	-	320.1	-	**320.1**
Total equity and liabilities									**921.1**
Depreciation and amortization	-2.9	-13.4	-14.6	-8.9	-14.9	-0.9	-2.7	-	**-58.4**
Impairment	-	-	-	-	-	-11.9	-	-	**-11.9**
Non-recurring items	-	-1.9	-9.7	-1.6	-0.4	-11.8	-7.0	-	**-32.3**
Capital expenditure	2.5	17.3	5.1	1.1	15.1	1.2	3.1	-	**45.4**
Sales volumes (thousands of tonnes)	17.2	134.0	89.7	38.8	112.1	47.7	7.5	-72.1	**374.9**

Ahlstrom Financials 2014 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS 27

Business segments 2013 EUR million	Advanced Filtration	Building and Energy	Food	Medical	Trans-portation Filtration	Trading and New Business	Other operations	Elimina-tions	Continuing operations
External net sales	88.1	249.2	221.6	92.8	283.8	51.2	27.9		1,014.8
Inter-segment net sales	9.8	26.5	22.1	50.0	22.9	10.0	50.8	-192.2	0.0
Net sales	97.9	275.7	243.7	142.9	306.8	61.3	78.7	-192.2	1,014.8
Operating profit/loss	12.8	1.3	2.1	-3.1	14.1	-3.1	-13.3	0.0	10.7
Financial income	-	-	-	-	-	-	1.0	-	1.0
Financial expenses	-	-	-	-	-	-	-21.5	-	-21.5
Share of profit/loss of associated companies	-	-	-	-	-	-	-5.7	-	-5.7
Profit/loss before taxes									-15.4
Operating profit/loss, %	13.0	0.5	0.9	-2.2	4.6	-5.0	-	-	1.1
Return on net assets, RONA, % (Continuing operations ROCE, %)	27.3	1.5	2.2	-3.8	9.7	-11.4	-	-	0.9
Operative cash flow	15.7	-18.5	10.5	9.0	7.3	0.7	-10.2	-0.6	13.9
Segment assets	56.7	181.8	133.2	95.8	208.7	34.8	47.3	-10.7	747.4
Investments in associated companies	-	-	-	-	-	-	36.3	-	36.3
Unallocated assets	-	-	-	-	-	-	184.3	-	184.3
Total assets									968.1
Segment non-interest bearing liabilities	11.6	92.5	45.0	22.8	63.4	7.3	50.4	-10.6	282.4
Unallocated liabilities	-	-	-	-	-	-	341.0	-	341.0
Total equity	-	-	-	-	-	-	344.7	-	344.7
Total equity and liabilities									968.1
Depreciation and amortization	-3.0	-11.8	-9.6	-9.2	-14.0	-1.2	-2.6	-	-51.3
Impairment	-	-1.2	-1.2	-	-	-	-0.2	-	-2.6
Non-recurring items	-	-1.4	-2.1	-	-0.2	-	1.1	-	-2.7
Capital expenditure	1.9	44.8	3.6	1.4	19.2	0.6	4.5	-	76.1
Sales volumes (thousands of tonnes)	16.1	145.5	91.3	40.0	110.1	34.9	7.1	-60.1	384.9

Geographic information

External net sales is based on the geographical location of the customers. Reporting of non-current assets is based on the geographical location of the assets. Non-current assets are presented excluding financial instruments, deferred tax assets, post-employment benefit assets and rights arising under insurance contracts.

External net sales, EUR million	2014	2013
USA	**261.7**	271.5
Germany	**121.7**	117.2
United Kingdom	**57.5**	50.3
China	**54.4**	58.9
France	**49.4**	51.1
Italy	**48.2**	52.5
Brazil	**33.6**	31.8
Spain	**16.1**	15.5
Finland	**6.7**	7.8
Other countries	**351.7**	358.2
Continuing operations	**1,001.1**	1,014.8
+ Discontinued operations and eliminations	**0.8**	321.3
Total including discontinued operations	**1,001.9**	1,336.1

The Group has no individual customers whose share exceeds 10% of the Group's total net sales.

Non-current assets, EUR million	2014	2013
USA	**105.6**	109.8
Germany	**19.4**	20.2
United Kingdom	**18.7**	24.8
China	**116.5**	96.4
France	**30.7**	31.9
Italy	**49.3**	49.9
Brazil	**8.5**	15.7
Spain	**0.0**	0.0
Finland	**98.2**	144.1
Other countries	**69.7**	70.2
Total	**516.7**	563.1
- Discontinued operations	**-**	8.9
Continuing operations	**516.7**	554.1

28 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS Ahlstrom Financials 2014

3. Disposals of businesses and discontinued operations

2014

Disposals of businesses

Ahlstrom completed the sale of Paulinia plant to Suominen

Ahlstrom completed on February 10, 2014 the sale of the shares of Ahlstrom Fabricação de Não-Tecidos Ltda to Suominen Corporation. The company operated the Brazilian plant of Ahlstrom’s former Home and Personal business area. The enterprise value of the transaction was EUR 17.5 million. The transaction was announced on January 10, 2014.

Net assets of the disposed unit were EUR 19.5 million, consisting of EUR

11.3 million in fixed assets and EUR 0.3 million in cash.

Ahlstrom Corporation to sell its shares in Suominen to Ahlström Capital

Ahlstrom Corporation announced on October 7, 2014 that it has agreed to sell its 66,666,666 shares in Suominen Corporation to AC Invest Two B.V., a company within the Ahlström Capital Group. Ahlstrom sold its 26.9% shareholding in Suominen at a price of EUR 0.50 per share, valuing the shareholding at EUR 33.3 million.

The transaction was completed October 13, 2014. The transaction was completed in accordance with the option arrangement announced by Ahlstrom on January 10, 2014 related to the sale of the Paulinia plant in Brazil to Suominen.

As a consequence of the transaction, Ahlstrom booked a non-recurring gain of approximately EUR 11.8 million in fourth-quarter 2014.

In addition there is a profit claw back clause on sales gain from the 66,666,666 shares in Suominen held by AC Invest Two BV valid until October 7, 2016.

Ahlstrom to withdraw from Porous Power Technologies

Ahlstrom announced October 9, 2014 not to make any further investments in Porous Power Technologies, LLC. The US-based subsidiary has not been able to develop its nonwoven battery separator solution into a product that would be qualified by potential customers.

As a consequence, the Board Members of Porous Power Technologies decided to wind down operations in an orderly manner. Ahlstrom booked an impairment loss of EUR 11.9 million in its third-quarter 2014 financial results. The impairment will not have any material cash effect.

Ahlstrom acquired a 49.5% stake in Porous Power Technologies in 2011 and now holds approximately 60% of the shares in the company.

Net asset of Porous Power Technologies after the impairment of fixed asset and reversal of deferred tax liability related to aquisition was zero on December 31,2014.

Ahlstrom’s employee negotiations completed in Kauttua

Ahlstrom announced December 19, 2014 to have completed the cooperation negotiations with employee representatives at its Kauttua production line in Finland.

The conclusion of the negotiations is to close down the production line in Kauttua during the second quarter of 2015.

The Kauttua plant manufactures base paper for masking tape. As there is significant overcapacity globally in the masking tape markets,

especially in Europe, Ahlstrom has sought ways to improve the efficiency of its masking tape business.

The Kauttua production line is part of Ahlstrom’s Food business area and it employs 21 people, whose employment will be terminated as the line will be closed down.

Net assets of Kauttua site were EUR 0.0 million as of December 31, 2014. A write down of fixed asset worth EUR 0.8 million and a provison of EUR 2.2 million were recorded in December 2014.

2013

Disposals of businesses

Combining Label and Processing business and Munksjö AB

The Board of Directors of Munksjö Oyj and Ahlstrom Corporation resolved on May 24, 2013 to execute the demerger of Ahlstrom’s Label and Processing business in Europe and to notify it for registration with the Finnish Trade Register on May 27, 2013. The shareholders of Ahlstrom Corporation received as demerger consideration 0.25 new shares in Munksjö Oyj for each share owned in Ahlstrom Corporation. Totally 11,597,326 new shares in Munksjö Oyj issued as demerger consideration to Ahlstrom’s shareholders. The Board of Directors of Munksjö Oyj also resolved to issue 14,865,357 new shares in the aggregate value of approximately EUR 128.5 million. Ahlstrom Oyj’s share of the issue amounted to approximately EUR 78.5 million entitling to 9,081,171 new shares in Munksjö Oyj.

The Board of Directors of Ahlstrom Corporation and Munksjö Oyj resolved November 29, 2013 to execute the demerger of Ahlstrom’s Label and Processing business in Brazil and to notify it for registration with the Finnish Trade Register on December 2, 2013. The demerger was the final step in the process through which Ahlstrom’s Label and Processing business and Munksjö AB are combined. In the demerger the shareholders of Ahlstrom received as demerger consideration 0.265 new shares in Munksjö for each share owned in Ahlstrom. Totally 12,291,991 new shares in Munksjö Oyj issued as demerger consideration to Ahlstrom’s shareholders.

Disposal of assets and liabilites in combining, EUR million

Intangibile assets 28.6 Property, plant and equipments 187.3 Other long term asset 24.1

Inventories 90.2 Short term receivables 120.8 Cash 24.0

Total assets 475.0

Equity 205.2 Long term debt 4.3 Employee benefit obligations 59.7 Other long term liability 32.4 Short term debt 15.2 Short term liabilities 158.2

Total equity and liabilities 475.0

Divestment of pre-impreganted decor papers and abrasive base paper to Perusa

On December 31, 2013, Ahlstrom completed the divestment of its pre-impregnated décor papers and abrasive paper backings businesses to Perusa, a German-based private equity group. The divestment was made to comply with the commitments made to the European Commission and to the Brazilian competition authority CADE as disclosed in May 2013. The transaction between Ahlstrom and Perusa was announced on October 18, 2013. The value of the disposed net asset was EUR 3.5 million and Ahlstrom posted a loss of EUR 0.7 million on the sale.

Ahlstrom Financials 2014 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS 29

Disposal of asset and liabilities in sale EUR million	
Property, plant and equipments	4.7
Inventories	13.3
Short term receivables	5.1
Total assets	**23.1**
Employee benefit obligations	13.8
Provisions	0.5
Payables	4.4
Accrued expenses	0.9
Total liabilities	**19.6**

Sale of West Carrollton plan

On December 31, 2013, Ahlstrom completed the sale of converting operations of its West Carrollton plant in Ohio, USA, to West Carrollton Parchment and Converting Inc., an Ohio-based family-owned company. The approximately 70 employees at the plant will transfer to West Carrollton Parchment and Converting. The parties have agreed not to disclose the value of the transaction. The sale was announced on November 22, 2013. The value of the disposed assets was EUR 1.5 million. Assets included buildings and constructions of EUR 0.7 million, machinery and equipment of EUR 0.6 million and land of EUR 0.2 million.

Sale of Jujo shares

On December 30, 2013, Ahlstrom completed the sale of its shares in Jujo Thermal Ltd to Nippon Paper Industries Co., Ltd. Under the agreement, Ahlstrom sold its shares in Jujo Thermal to Nippon Paper Industries for a purchase price of EUR 2.75 million. The transaction was announced on December 23, 2013. Jujo Thermal Ltd, a company manufacturing thermal paper in Kauttua, was established in 1992 by Ahlstrom Corporation, Nippon Paper Industries Co., Ltd and Mitsui & Co., Ltd. The value of disposed asset was EUR 2.4 million.

Discontinued operations

Label and Processing and Brazilian part of Home and Personal

EUR million	2014	2013
Net sales	1.5	347.0
Expenses	9.3	-332.2
Demerger effect	-	113.3
Profit before tax	**10.8**	128.1
Income tax	-3.9	-9.9
Profit/loss for the period	**6.9**	118.2
Impairment and cost to sell net of tax	0.6	-42.3
Profit/loss for the period from discontinued operations	**7.5**	75.9
Operating cash flows	10.3	-0.4
Investing cash flows	-9.3	-13.8
Total cash flows from discontinued operations	**1.0**	-14.2

Financing cash flows are not presented as the units were financed internally by Ahlstrom Group.

Assets classified as held for sale and distribution to owners

EUR million	2014	2013
Intangible assets	-	0.7
Property plant and equipment	-	8.2
Deferred tax and other non-current assets	-	0.1
Inventories	-	2.0
Other current assets	-	7.3
Cash	-	0.5
Total	-	18.9

Liabilities directly associated with assets classified as held for sale and distribution to owners

EUR million	2014	2013
Trade and other payables	-	5.9
Current and non current debt	-	0.0
Total	-	5.9

4. Acquisitions of businesses

2014

No acquisitions of new businesses.

2013

No acquisitions of new businesses.

5. Net Sales

EUR million	2014	2013
Sales of goods	**1,014.5**	1,024.1
Sales of services	**3.4**	4.3
Sales deductions	**-16.7**	-13.6
Continuing operations	**1,001.1**	1,014.8

Sales deductions are rebates, credits and discounts. Net sales are not adjusted with exchange rate differences from foreign currency sales after the original sale is recorded

6. Cost of goods sold

EUR million	2014	2013
Raw materials	**-465.2**	-483.5
Energy	**-87.0**	-82.1
Delivery expenses	**-33.7**	-33.5
Other variable costs	**-28.8**	-29.1
Operative exchange gains/losses	**0.5**	-0.2
Production costs	**-240.9**	-242.4
Continuing operations	**-855.0**	-870.8

30 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS Ahlstrom Financials 2014

7. Other operating income and expenses

EUR million	2014	2013
Other operating income		
Gain on sale of emission rights	0.4	0.4
Government grants	2.6	3.3
Insurance indemnification	0.1	1.3
Gain on sale of non-current assets	0.7	4.5
Gains from litigations	0.2	0.5
Other	12.2	1.4
Total	16.1	11.3
- Discontinued operations	9.9	2.4
Continuing operations	6.2	8.9
Other operating expenses		
Impairment	-10.7	-59.0
Other*	-2.5	-5.6
Total	-13.2	-64.6
- Discontinued operations	1.8	-58.6
Continuing operations	-15.0	-5.9

* Includes loss from disposals of assets and businesses EUR 1.1 million (EUR 0.9 million in 2013).

Auditor's fees		
To PricewaterhouseCoopers network		
Audit	-0.8	-0.8
Tax services	-0.5	-0.3
Other services	-0.5	-0.2
Total	-1.8	-1.3

8. Employee benefit expenses

EUR million	2014	2013
Wages and salaries	-155.2	-194.5
Social security costs	-25.1	-35.5
Contributions to defined contribution plans	-12.2	-16.3
Net periodic cost for defined benefit plans	-2.4	1.0
Changes in liability for other long-term benefits	-0.2	-1.4
Other personnel costs	-15.9	-21.5
Total	-211.0	-268.2
- Discontinued operations	-0.1	-49.0
Continuing operations	-210.9	-219.2

In 2014 employee benefit expenses included non-recurring costs of EUR 11.5 million (EUR 3.7 million in 2013) related to the restructuring actions. Employee benefit expenses of key management are specified in Note 32.

Average number of personnel	2014	2013
Label and Processing	-	710
Advanced Filtration	348	350
Trasportation Filtration	812	848
Food	674	766
Medical	377	390
Building and Energy	727	812
Home and Personal	6	35
Other operations	555	578
Total	3,499	4,490
- Discontinued operations	6	746
Continuing operations	3,493	3,744

9. Depreciations and amortizations

EUR million	2014	2013
Machinery and equipment	-47.7	-39.7
Buildings and constructions	-6.7	-7.1
Intangible assets	-3.3	-3.8
Other tangible assets	-0.7	-0.7
Total depreciation and amortization	-58.4	-51.3
- Discontinued operations	-	0.0
Continuing operations	-58.4	-51.3

10. Impairment

Impairment charges and reversals and goodwill of cash-generating units:

	Impairment charges and reversals		Goodwill	
EUR million	2014	2013	2014	2013
Wipes	2.6	-8.0	-	-
Transportation Filtration	-	-	20.3	18.0
Advanced Filtration	-	-	13.9	13.7
Medical nonwoven	-	-	18.3	16.1
Food nonwoven	-	-	-	-
Vegetable parchment	-	-1.2	6.2	5.8
Crepe papers	-	-	-	-
Specialties & Wallcover	-	-	10.3	10.9
Composites	-	-1.2	-	-
Porous Power Technologies	-11.9	-	-	2.4
Labels	-	-35.1	-	-
Processing (Osnabruck)	-1.4	-13.3	-	-
Other Units	-	-0.2	-	-
Total	-10.7	-59.0	69.0	66.8
- Discontinued operations	1.2	-56.4	-	-
Continuing operations	-11.9	-2.6	69.0	66.8

Ahlstrom Financials 2014 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS 31

In 2014, a significant impairment charge of EUR 11.9 million was recorded in fixed assets of battery separator business in Porous Power Technologies. A reversal of an impairment charge of EUR 2.6 million related to the sale of Pauliinia plant in Brazil, was booked. Additional impairment of EUR 1.4 million was reported in Processing related to the asset disposal to Perusa in Germany.

In 2013, a significant impairment charge of EUR 48.4 million was recorded in fixed assets of the Label and Processing business. It was tranferred to Munksjö (Labels EUR -35.1 million) and to Perusa (Processing EUR -13.3 million). An impairment charge of EUR 8.0 million related to the sale of the Pauliinia plant in Brazil was recorded in Wipes business (HP). West Carrollton plant in Ohio, USA, belonging to the Food business area, was sold and created an impairment charge of EUR -1.2 million. In China, a composite production line was closed and an impairment of EUR 1.2 million was booked.

The recoverable amount of the cash-generating units is based on value in use calculation. Projected cash flows are used in the calculations. The projected cash flows are based on EBITDA, normal replacement investments and changes in operative working capital of the business plans for the years 2015–2017. Cash flows for further years are extrapolated using a 2.0% general inflation rate. The duration of the review period is determined by the estimated economic lives of the underlying non-current assets. The same pre-tax discount rate has been used to all cash-generating units in discounting the projected cash flows. The discount rate 6.8% is based on the market view of the time-value of money and the specific risks related to the assets for which the future cash flow estimates have not been adjusted.

A goodwill impairment test is performed twice a year. The first test is carried out in connection with the September closing and the second one in connection to December closing. In addition to these, impairment tests are performed whenever there is an indication of impairment.

According to the management estimate, there is no reasonable possibility of such a change in any key assumptions that would lead to additional impairment charges. Sensitivity analyses have shown that 2%-points increase in the discount rate would lead to the impairment in Processing business. Also 20% reduction in EBITDA would result to the impairment in Processing business.

11. Financial income and expenses

EUR million	2014	2013
Financial income		
Interest income from loans and receivables	0.3	0.4
Forward contracts interest component, non-hedge accounting	0.3	0.6
Other financial income	-	-
Continuing operations	0.6	1.0
Financial expenses		
Interest expenses for financial liabilities at amortized cost	-17.9	-18.2
Forward contracts interest component, non-hedge accounting	-0.5	-0.3
Other financial expenses	12.6	-2.8
Continuing operations	-5.9	-21.2
Exchange rate differences and fair value gains and losses		
Loans and receivables	8.4	-1.5
Forward contracts, non-hedge accounting	-8.9	1.3
Continuing operations	-0.5	-0.2
Net Financial income and expenses	-5.8	-20.4

In addition to the exchange rate differences disclosed in financial income and expenses, consolidated operating profit included exchange rate differences of EUR 0.5 million (EUR -0.2 million in 2013) of which derivatives accounted for EUR -0.4 million (EUR 0.3 million in 2013).

12. Income taxes

EUR million	2014	2013
Taxes for the financial period	-4.5	-5.8
Taxes for previous periods	3.3	0.0
Deferred tax	-3.6	9.0
Total income taxes	-4.8	3.2
- Discontinued operations	-3.9	6.7
Continuing operations	-0.9	-3.5
Taxes booked to equity		
Hybrid bond	1.6	2.1
Other items	2.3	0.3
Total taxes booked to equity	3.9	2.4
Income tax reconciliation		
Including discontinued operations		
Tax calculated at Finnish nominal tax rate	-0.4	-13.2
Differences between foreign and Finnish tax rates	0.3	1.5
Italian regional tax (IRAP), witholding and minimum taxes	-1.0	-2.0
Adjustment of taxes for previous periods	3.3	0.0
Non-deductible expenses and tax exempt income	0.1	24.0
Adjustments to deferred tax assets	-9.8	-6.9
Tax reliefs	0.1	0.5
Changes in statutory corporate tax rates	-	-2.2
Associated companies and other items	2.6	1.5
Total income taxes	-4.8	3.2

Tax exempt income in 2013 consists mainly of demerger gain in consolidation. Adjustments to deferred tax assets have been booked in those group companies where assumptions regarding the utilization of tax assets have been changed or where there is no sufficient evidence of utilization of current year's loss.

In some of the Group companies income tax returns are under examination in tax audits or have been already disputed by the tax authorities.The main items under discussion relate to transfer pricing. Based on evaluation of the current state of these processes no significant tax provisions have been booked.

32 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS Ahlstrom Financials 2014

13. Taxes related to other comprehensive income

EUR million	2014 Before taxes	2014 Tax charge/ credit	2014 After taxes	2013 Before taxes	2013 Tax charge/ credit	2013 After taxes
Items that will not be reclassified to profit or loss						
Remeasurements of defined benefit plans	-21.8	5.9	-15.9	8.7	-5.2	3.5
Total	-21.8	5.9	-15.9	8.7	-5.2	3.5
Items that may be reclassified subsequently to profit or loss						
Translation differences	9.4	-	9.4	-34.0	-	-34.0
Share of other comprehensive income of equity accounted investments	0.5	0.0	0.5	-0.5	0.0	-0.5
Changes in the fair value of available-for-sale financial assets	17.0	-	17.0	-	-	-
Cash flow hedges	-0.2	0.0	-0.2	-0.1	0.0	-0.1
Total	26.7	0.0	26.8	-34.7	0.0	-34.7
Total other comprehensive income	4.9	5.9	10.9	-25.9	-5.2	-31.1

14. Earnings per share

Earnings per share is calculated by dividing the profit for the period attributable to owners of the parent by the weighted average number of ordinary shares. The accrued interest expenses on hybrid bond for the period after taxes have an effect on earnings per share calculation. Profit or loss for the year attributable to owners of the parent is deducted by these interests. Accrued interests after taxes for the year were EUR 6.3 million (EUR 6.5 million in 2013) and the effect on earnings per share was EUR 0.13 (EUR 0.14 in 2013).

	2014	2013
Basic and diluted earnings per share		
Profit/loss for the year attributable to owners of the parent (EUR million)	3.6	61.0
Interest on hybrid bond for the year after taxes (EUR million)	-6.3	-6.5
Total including discontinued operations	-2.7	54.5
- Discontinued operations	7.5	75.9
Continuing operations	-10.3	-21.5
Weighted average number of shares during the year (1,000 shares)	46,670.6	46,670.6
Continuing operations		
Basic and diluted earnings per share (EUR)	-0.22	-0.46
Including discontinued operations		
Basic and diluted earnings per share (EUR)	-0.06	1.17

15. Property, plant and equipment

EUR million	Land and water areas	Buildings and constructions	Machinery and equipment	Other tangible assets	Advances paid and construction in progress	Total property, plant and equipment
2014						
Historical cost at Jan 1	12.1	158.9	883.2	9.0	76.3	1,139.4
Acquisitions through business combinations	-	-	-	-	-	-
Additions	0.0	0.9	11.5	0.7	36.0	49.2
Disposals	-2.4	-7.4	-28.9	-0.5	-0.2	-39.3
Transfers to other asset categories	0.1	11.2	75.5	0.8	-87.6	0.0
Other changes	-	-	-0.4	-	-3.9	-4.3
Translation differences	0.7	5.4	26.1	-0.1	6.4	38.6
Historical cost at Dec 31	10.5	169.2	967.0	9.8	27.0	1,183.5

Ahlstrom Financials 2014 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS 33

EUR million	Land and water areas	Buildings and constructions	Machinery and equipment	Other tangible assets	Advances paid and construction in progress	Total property, plant and equipment
Accumulated depreciation and impairment at Jan 1	0.4	77.1	669.8	6.0	7.2	760.5
Depreciation for the year	0.0	6.7	47.7	0.7	-	55.0
Impairment losses	1.2	0.2	0.1	-	0.0	1.6
Reversal of impairment losses	-	-1.3	-1.3	-	-	-2.6
Disposals	-1.2	-3.6	-22.7	-0.5	0.0	-28.0
Transfers to other asset categories	-	-	-	-	-	-
Other changes	-	-	-	-	-	-
Translation differences	0.0	2.8	21.2	0.1	-	24.2
Accumulated depreciation and impairment at Dec 31	**0.4**	**81.9**	**714.8**	**6.3**	**7.3**	**810.6**
Book value Jan 1, 2014	**11.7**	**81.9**	**213.4**	**2.9**	**69.0**	**379.0**
Book value Dec 31, 2014	**10.1**	**87.3**	**252.2**	**3.5**	**19.7**	**372.9**
- Discontinued operations	-	-	-	-	-	-
Continuing operations	**10.1**	**87.3**	**252.2**	**3.5**	**19.7**	**372.9**

In 2014, capitalized interest expenses of EUR 0.8 million were included in property, plant and equipment. In the year 2013 no interest expenses were capitalized.

EUR million	Land and water areas	Buildings and constructions	Machinery and equipment	Other tangible assets	Advances paid and construction in progress	Total property, plant and equipment
2013						
Historical cost at Jan 1	19.1	273.3	1,486.6	28.4	50.1	1,857.3
Acquisitions through business combinations	-	-	-	-	-	-
Additions	-	1.0	10.6	0.3	70.8	82.6
Disposals	-2.4	-25.3	-141.0	-11.4	-0.4	-180.4
Effect of partial demerger	-4.1	-86.6	-471.2	-8.7	-8.0	-578.8
Transfers to other asset categories	-	4.5	33.8	0.8	-39.1	0.0
Other changes	-	-	0.0	-	4.3	4.3
Translation differences	-0.5	-7.9	-35.5	-0.3	-1.3	-45.5
Historical cost at Dec 31	12.1	158.9	883.2	9.0	76.3	1,139.4
Accumulated depreciation and impairment at Jan 1	0.4	144.4	1,126.0	22.0	0.1	1,292.9
Depreciation for the year	0.0	7.1	39.7	0.7	-	47.5
Impairment losses	-0.1	4.2	11.8	-	7.2	23.1
Reversal of impairment losses	-	-	-	-	-	-
Disposals	-	-19.6	-136.2	-10.0	0.0	-165.9
Effect of partial demerger	0.0	-56.2	-352.3	-6.4	-0.1	-415.1
Transfers to other asset categories	-	-	-	-	-	-
Other changes	-	0.0	0.0	-	-	0.0
Translation differences	0.0	-2.8	-19.2	-0.1	-	-22.1
Accumulated depreciation and impairment at Dec 31	0.4	77.1	669.8	6.0	7.2	760.4
Book value Jan 1, 2013	18.6	128.9	360.6	6.4	50.0	564.4
Book value Dec 31, 2013	11.7	81.9	213.5	2.9	69.0	379.0
- Discontinued operations	1.1	2.5	4.6	0.0	-	8.2
Continuing operations	10.6	79.4	208.8	2.9	69.0	370.8

Assets leased by finance lease agreements

EUR million	Land and water areas	Buildings and constructions	Machinery and equipment	Total
2014				
Historical cost	0.4	5.9	0.3	6.6
Accumulated depreciation	-	2.1	0.2	2.2
Book value Dec 31, 2014	**0.4**	**3.8**	**0.1**	**4.4**
2013				
Historical cost	0.4	5.9	0.4	6.7
Accumulated depreciation	-	1.9	0.2	2.1
Book value Dec 31, 2013	0.4	3.9	0.2	4.6

34 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS Ahlstrom Financials 2014

16. Intangible assets

EUR million	Intangible rights	Goodwill	Other intangible assets	Advances paid	Total intangible assets
2014					
Historical cost at Jan 1	53.4	66.0	12.2	0.6	132.2
Acquisitions through business combinations	-	-	-	-	-
Additions	1.0	-	0.1	0.3	1.5
Disposals	-0.2	-6.7	-0.9	-	-7.7
Transfers to other asset categories	0.1	-	-	-0.1	-
Other changes	0.0	-	-	-0.2	-0.2
Translation differences	5.0	7.6	0.4	-	13.1
Historical cost at Dec 31	**59.4**	**66.9**	**11.9**	**0.7**	**138.9**
Accumulated amortization and impairment at Jan 1	37.9	-0.8	3.5	0.0	40.6
Amortization for the year	2.7	-	0.6	-	3.3
Impairment losses	9.2	2.5	-	-	11.7
Disposals	-0.1	-6.7	-0.2	-	-7.0
Transfers to other asset categories	-	-	-	-	-
Other changes	0.0	-	-	0.0	0.0
Translation differences	4.4	3.0	0.1	-	7.4
Accumulated amortization and impairment at Dec 31	**54.2**	**-2.1**	**3.9**	**0.0**	**56.0**
Book value Jan 1, 2014	**15.5**	**66.8**	**8.7**	**0.6**	**91.6**
Book value Dec 31, 2014	**5.2**	**69.0**	**8.0**	**0.7**	**82.9**
- Discontinued operations	-	-	-	-	-
Continuing operations	**5.2**	**69.0**	**8.0**	**0.7**	**82.9**

EUR million	Intangible rights	Goodwill	Other intangible assets	Advances paid	Total intangible assets
2013					
Historical cost at Jan 1	82.6	122.1	15.7	0.6	220.9
Acquisitions through business combinations	-	0.1	-	-	0.1
Additions	0.4	-	0.0	0.5	1.0
Disposals	-3.2	-2.7	-	-	-5.9
Effect of partial demerger	-20.6	-44.2	-3.3	-0.4	-68.5
Transfers to other asset categories	0.0	-	0.1	-0.1	0.0
Other changes	0.0	-	-	0.0	0.0
Translation differences	-5.7	-9.4	-0.3	-	-15.4
Historical cost at Dec 31	53.4	66.0	12.2	0.6	132.2
Accumulated amortization and impairment at Jan 1	43.3	4.9	5.8	0.0	54.1
Amortization for the year	2.9	-	0.9	-	3.8
Impairment losses	0.7	35.2	-	-	35.9
Disposals	-3.1	-2.7	-	-	-5.9
Effect of partial demerger	-4.0	-33.3	-3.1	-	-40.4
Transfers to other asset categories	-	-	-	-	-
Other changes	0.0	-	0.0	-	0.0
Translation differences	-1.8	-5.0	-0.1	-	-6.9
Accumulated amortization and impairment at Dec 31	37.9	-0.8	3.5	0.0	40.6
Book value Jan 1, 2013	39.2	117.1	9.9	0.6	166.8
Book value Dec 31, 2013	15.5	66.8	8.7	0.6	91.6
- Discontinued operations	0.1	-	0.6	-	0.7
Continuing operations	15.4	66.8	8.1	0.6	90.9

Emission rights

Ahlstrom was granted 159,721 units of CO_2 emission rights for the year 2014. As of December 31, 2014 the remaining emission rights amounted to 552,557 units and their market value was approximately EUR 4.0 million. No value has been recognized in the balance sheet. The rights in excess have been transferred to 2015. The sales of emission rights were EUR 0.4 million in 2014 (EUR 0.4 million in 2013).

Ahlstrom Financials 2014 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS 35

17. Investments in associated companies

EUR million	2014	2013
Balance at Jan 1	36.3	29.8
Share of profit/loss for the period	0.1	-5.7
Share of other comprehensive income of associates	0.5	-0.5
Additions	-	15.2
Disposals	-21.6	-2.4
Balance at Dec 31	15.3	36.3

Ahlstrom's ownership in Suominen Oyj decreased to 0% in October 2014 when Ahlstrom completed the sale of its shares to AC Invest Two B.V. In AM Real Estate S.r.l. and in AK Energie GmbH Ahlstrom's ownership remained unchanged 50%.

Financial information of major associated company

EUR million	Domicile	Ownership (%)	Assets	Liabilities	Net sales	Profit/loss for the period
2014						
AM Real Estate S.r.l.	Italy	50.0	27.4	3.2	0.0	0.1
AK Energie GmbH	Germany	50.0	5.7	2.2	0.0	0.0
2013						
Suominen Corporation	Finland	26.9	238.9	160.4	433.1	-16.1
AM Real Estate S.r.l.	Italy	50.0	20.6	1.5	0.0	0.3
AK Energie GmbH	Germany	50.0	6.4	0.0	0.0	0.0

Related party transactions with associated companies

EUR million	2014	2013
Sales of goods and services	28.4	35.5
Purchases of goods and services	-16.8	-20.8
Trade and other receivables	0.0	5.7
Trade and other payables	0.0	1.5

Market prices have been used in transactions with associated companies. Commitments on behalf of associated companies are shown in note 31.

18. Other investments

Other investments consist of stock exchange listed Munksjö shares amounting to EUR 43.2 million (EUR 53.0 million in 2013) and unlisted shares and interests amounting to EUR 0.3 million (EUR 0.3 million in 2013).

Non-current other investment are classified as available-for-sale financial assets.

For unlisted shares and interests the fair value cannot be measured reliably, therefore the investment is carried at cost. The Munkjö shares are carried at market value.

The Group has no current other investments.

19. Cash and cash equivalents

EUR million	2014	2013
Cash, bank accounts and interest-bearing instruments with maturities of three months or less	41.4	38.7
Cash and cash equivalents in the balance sheet	41.4	38.7
Discontinued operations	-	0.5
Continuing operations	41.4	38.2

Cash and cash equivalents (including discontinued operations) in the statement of cash flow equals to the cash and cash equivalents (including discontinued operations) in the balance sheet.

36 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS Ahlstrom Financials 2014

20. Deferred tax assets and liabilities

EUR million	Balance at Jan 1	Charged to income statement	Charged to other comprehensive income	Charged to equity	Acquisitions and disposals	Translation differences and other	Balance at Dec 31
2014							
Deferred tax assets							
Property, plant and equipment and intangible assets	8.1	-2.4	-	-	-	0.1	**5.8**
Employee benefit obligations	14.5	-3.1	5.9	-	-	1.4	**18.6**
Tax loss carried forward and unused tax credits	68.6	-4.1	-	1.6	-	0.6	**66.7**
Other temporary differences	15.1	-1.8	-	-	-	-0.1	**13.2**
Total	106.3	-11.4	5.9	1.6	-	2.0	**104.3**
Offset against deferred tax liabilities	-32.7	8.2	-	-0.3	-	-1.3	**-26.1**
Deferred tax assets	73.4	-3.2	5.9	1.3	-	0.7	**78.1**
- Discontinued operations	0.0						**-**
Continuing operations	73.4						**78.1**
Deferred tax liabilities							
Property, plant and equipment and intangible assets	29.3	-6.5	-	-2.3	-	1.8	**22.3**
Other temporary differences	7.3	-1.3	-	-	-	-0.4	**5.6**
Total	36.6	-7.8	-	-2.3	-	1.4	**27.9**
Offset against deferred tax assets	-32.7	8.2	-	-0.3	-	-1.3	**-26.1**
Deferred tax liabilities	4.0	0.4	-	-2.6	-	0.1	**1.8**
- Discontinued operations	-						**-**
Continuing operations	4.0						**1.8**
2013							
Deferred tax assets							
Property, plant and equipment and intangible assets	15.5	-5.5	-	-	-0.1	-1.8	8.1
Employee benefit obligations	36.5	-13.6	-7.0	-	-1.4	0.0	14.5
Tax loss carried forward and unused tax credits	59.6	12.3	-	2.1	-2.7	-2.7	68.6
Other temporary differences	22.0	1.3	-	0.3	-5.5	-3.0	15.1
Total	133.6	-5.5	-7.0	2.4	-9.7	-7.5	106.3
Offset against deferred tax liabilities	-56.1	17.0		-		6.4	-32.7
Deferred tax assets	77.5	11.5	-7.0	2.4	-9.7	-1.1	73.4
- Discontinued operations	13.9						0.0
Continuing operations	63.6						73.4
Deferred tax liabilities							
Property, plant and equipment and intangible assets	67.4	-8.3	-	-	-23.1	-6.7	29.3
Other temporary differences	16.0	-6.3	-1.8	-	-0.2	-0.4	7.3
Total	83.4	-14.6	-1.8	-	-23.3	-7.1	36.6
Offset against deferred tax assets	-56.1	17.0	-	-	-	6.4	-32.7
Deferred tax liabilities	27.4	2.4	-1.8	-	-23.3	-0.7	4.0
- Discontinued operations	15.8						-
Continuing operations	11.6						4.0

Deferred tax assets and liabilities are offset when there is a legally enforceable right to offset current tax assets against current tax liabilities and when the deferred income taxes relate to the same fiscal authority.

No deferred tax liability has been recognized for undistributed earnings of the subsidiaries since such earnings can either be transferred to the parent company without any tax consequences or such earnings are regarded as permanently invested in the company in question and there are no plans to distribute those earnings to the parent company in the foreseeable future. If all retained earnings would be distributed to the parent company, the withholding tax payable would not be a material amount compared to the deferred tax liability of the Group.

The utilisation of deferred tax assets of EUR 78.1 million (EUR 73.4 million in 2013) is dependant on future taxable profits including the profits arising from reversal of existing taxable temporary differences. Based on the business plans utilization of these tax assets is probable.

As of December 31, 2014 the Group had tax loss carry forwards of EUR 334.3 million (EUR 323.1 million in 2013) in total, of which EUR 221.3 million (EUR 195.1 million in 2013) has no expiration period. Regarding losses amounting to EUR 102.4 million (EUR 95.6 million in 2013) no deferred tax asset was recognized due to the uncertainty of utilization of these tax loss carry forwards.

Ahlstrom Financials 2014 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS 37

21. Inventories

EUR million	2014	2013
Material and supplies	40.8	42.0
Work in progress	16.9	10.2
Finished goods	50.4	56.4
Advances paid	0.0	0.0
Total	108.1	108.6
- Discontinued operations	-	2.0
Continuing operations	108.1	106.6

In 2014, the write-downs and reversals of write-downs for finished goods totaled EUR -1.9 million (EUR -1.6 million in 2013).

22. Trade and other receivables

EUR million	2014	2013
Non-current		
Loan receivables	0.5	0.5
Trade receivables	0.3	0.4
Prepaid expenses and accrued income	1.8	2.5
Defined benefit pension asset	-	0.3
Other receivables	4.0	5.0
Total	6.5	8.7
- Discontinued operations	-	0.0
Continuing operations	6.5	8.6
Current		
Loan receivables	0.6	0.9
Trade receivables	135.5	128.6
Prepaid expenses and accrued income	13.2	21.4
Derivative financial instruments	0.3	0.5
Receivables from associated companies	0.0	5.7
Other receivables	21.1	22.7
Total	170.7	179.9
- Discontinued operations	-	6.9
Continuing operations	170.7	173.0

The maximum exposure to credit risk at the reporting date is the carrying amount of the trade and other receivables.

Impaired receivables deducted from trade receivables

Including discontinued operations

EUR million	2014	2013
Balance at Jan 1	2.1	5.2
Increase	0.6	0.8
Decrease	-0.5	-3.7
Recovery	0.0	-0.1
Balance at Dec 31	2.2	2.1

Impaired receivables deducted from trade receivables are mainly defined as receivables which are more that 180 days overdue if not insured or under a specific payment plan, or if for other reason it is probable that the receivable can not be collected.

Analysis of trade receivables by age

Including discontinued operations

EUR million	2014	2013
Not overdue	120.6	118.5
Overdue 1–30 days	11.6	11.4
Overdue 31–90 days	1.4	1.9
Overdue more than 90 days	1.8	2.7
Total	135.4	134.4

Specification of prepaid expenses and accrued income

Including discontinued operations

EUR million	2014	2013
Prepaid expenses	10.8	7.4
Other tax receivables	1.9	1.9
Accrued interest income	0.8	1.6
Accrued discounts	0.0	0.3
Accrued insurance indemnification	0.2	0.8
Other	1.2	11.9
Total	15.0	23.9

The carrying amounts of trade and other receivables are reasonable approximations of their fair value.

38 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS Ahlstrom Financials 2014

23. Capital and reserves

The following table shows the impact of changes in the number of shares:

EUR million	Number of shares (1,000)	Issued capital	Share premium	Non-restricted equity reserve	Own shares	Total
Dec 31, 2012	46,105.3	70.0	209.3	8.3	-7.4	280.1
Partial demergers	-	-	-134.9	-	-	-134.9
Share premium reduction	-	-	-74.4	52.9	-	-21.5
Dec 31, 2013	46,105.3	70.0	-	61.1	-7.4	123.7
Transfer of own shares	120.0	-	-	-	0.9	0.9
Dec 31, 2014	**46,225.3**	**70.0**	**-**	**61.1**	**-6.5**	**124.7**

At December 31, 2014 Ahlstrom Corporation's share capital was EUR 70,005,912.00. The share capital is divided into 46,670,608 shares. All shares have one vote and an equal right to dividend. The shares have no nominal value.

Own shares

As of December 31, 2014 a total of 149,005 of own shares were held by the parent company and a total of 296,311 company shares were held by Ahlcorp Oy, which is a management ownership company.

Reserves

The share premium reserve was formed in the demerger of A. Ahlström Osakeyhtiö in 2001. The consideration received of the new shares have been recognized in the Share premium and after September 1, 2006 in the non-restricted equity reserve. Pursuant to the LP Europe and Coated Specialties demerger plans the share premium reserve was reduced by EUR 134.9 million as result of the two partial demergers. Ahlstrom's Extraordinary General Meeting of Shareholders held on July 4, 2013 resolved the reduction of the entire share premium reserve of Ahlstrom Corporation and transfer of the reserve remaining after the demergers to the company's non-restricted equity reserve. The share premium reserve was reduced to zero and recorded on December 31, 2013 in the balance sheet of the company.

The hedging reserve comprises the fair value changes of cash flow hedges qualifying for hedge accounting. The fair value reserve comprises the changes in the fair value of available-for-sale financial assets. The translation reserve comprises all foreign exchange differences arising from the translation of the financial statements of foreign operations as well as from the changes in fair value of the instruments that hedge the net investment in foreign subsidiaries.

Hybrid bond

As of December 31, 2014 Ahlstrom had an EUR 100 million domestic hybrid bond issued in September 2013. The coupon rate of the bond is 7.875% per annum. The bond has no maturity but the company may exercise an early redemption option after four years. The bond is treated as equity in the consolidated financial statements. The arrangement fees at the issuance and the interests paid are recorded in the retained earnings of equity.

Dividends

After the balance sheet date, the Board of Directors proposed a dividend of EUR 0.30 per share.

Ahlstrom Financials 2014 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS 39

24. Employee benefit obligations

The Group has defined benefit plans in several countries, of which the most significant are in the United States, Great Britain and Germany. The plans are in accordance with the local laws and practices and are either funded or unfunded. Funded plans are arranged in external funds and foundations separately from the Group's assets. In defined benefit plans, the pension benefit is usually determined by the number of years worked and the final salary. The obligations of defined benefit plans are defined separately for each plan based on the calculations of authorized actuaries.

Employee benefits for key management are specified in note 32.

EUR million	2014	2013
Post-employment benefit plans		
Employee benefits liability recognized in the balance sheet*		
Present value of funded benefit obligations	236.6	190.0
Present value of unfunded benefit obligations	64.9	57.0
Other long-term employee benefits	1.8	1.9
Fair value of plan assets	-207.3	-173.1
Net liability at Dec 31	96.0	75.9
Amounts in the balance sheet*		
Liabilities	96.0	76.1
Assets	0.0	0.3
Net liability at Dec 31	96.0	75.9
Changes in the present value of obligations*		
Present value of defined benefit obligation at Jan 1	247.0	300.7
Current service cost	1.3	2.1
Interest cost	10.5	10.0
Remeasurements	38.3	-13.4
Gains and losses on curtailments and settlements	1.1	-17.1
Benefits paid	-14.2	-13.3
Other changes	-4.8	-13.8
Translation differences	22.3	-8.1
Present value of defined benefit obligation at Dec 31	301.5	247.0
Changes in the fair value of the plan assets*		
Fair value of plan assets at Jan 1	173.1	188.3
Interest income on plan assets	7.9	6.8
Remeasurements	15.0	-0.7
Contributions by employer	7.4	6.8
Benefits paid	-14.2	-13.3
Other changes	-1.2	-8.6
Translation differences	19.2	-6.2
Fair value of plan assets at Dec 31	207.3	173.1

EUR million	2014	2013
Expenses recognized in the income statement*		
Current service cost	-1.3	-2.1
Interest cost	-10.5	-10.0
Interest income on plan assets	7.9	6.8
Past service cost	0.0	0.0
Gains and losses on curtailments and settlements	-1.1	3.1
Total charge (Net periodic cost)	-5.0	-2.3
Actual return on plan assets*	21.8	5.9

The Group expects to contribute EUR 5.8 million to its defined benefit plans in 2015.

Plan asset categories*		
Equity instruments	23.4%	23.6%
Debt instruments	61.7%	59.3%
Property	0.0%	0.0%
Other	14.9%	17.0%
Principal actuarial assumptions*		
Europe		
Discount rate at Dec 31	2.1%	3.5%
Future salary increases	2.4%	2.2%
Future pension increases	1.6%	1.7%
North America		
Discount rate at Dec 31	3.7%	4.2%
Future salary increases	3.0%	2.6%
Future pension increases	3.0%	-

The actuarial assumptions in other countries are immaterial

Assumptions regarding future mortality are based on actuarial guidelines in accordance with published statistics and experience in each region. Mortality assumptions used in the most important countries and plans are based on the following post-retirement mortality tables: a) Germany: Richttafeln 2005 G, b) Great-Britain: projected to year 2020 PMA (92) and PFA (92) and c) the United States: RP2000.

Sensitivity analyses:
Discount rate impact on defined benefit obligation

2014	Change in EUR million	Change in %
Discount rate change +0.50%	-16.8	-18%
Discount rate change -0.50%	18.8	20%

Sensitivity analyses:
Discount rate impact on defined benefit obligation

2013	Change in EUR million	Change in %
Discount rate change +0.50%	-12.7	-17%
Discount rate change -0.50%	13.9	19%

EUR million	2014	2013	2012	2011	2010
Five-year overview*					
Present value of obligations	303.3	248.9	304.7	268.4	244.4
Fair value of plan assets	-207.3	-173.1	-188.3	-172.0	-149.3
Deficit/surplus	96.0	75.9	116.4	96.4	95.1
Experience adjustments to plan assets	3.6	0.5	9.6	-1.0	0.8
Experience adjustments to plan liabilities	-0.9	5.6	4.7	1.6	-1.9

* Including discontinued operations

40 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS Ahlstrom Financials 2014

25. Provisions

Including discontinued operations

EUR million	Restructuring	Environmental	Other	Total
2014				
Balance at Jan 1, 2014	4.9	1.3	2.2	8.3
Translation differences	0.1	0.0	0.1	0.1
Increase in provisions	7.8	0.2	2.9	10.9
Used provisions	-4.6	-0.5	-1.6	-6.7
Reversal of provisions	-0.7	0.0	-0.3	-1.1
Balance at Dec 31, 2014	**7.5**	**0.9**	**3.2**	**11.6**
Non-current	0.8	0.3	0.2	1.2
Current	6.7	0.6	3.1	10.4
Total	**7.5**	**0.9**	**3.2**	**11.6**

EUR million	Restructuring	Environmental	Other	Total
2013				
Balance at Jan 1, 2013	8.0	1.4	4.7	14.2
Translation differences	0.0	0.0	-0.1	-0.1
Increase in provisions	3.5	0.1	4.3	8.0
Used provisions	-4.3	-0.3	-3.8	-8.3
Reversal of provisions	-2.3	0.0	-3.1	-5.4
Balance at Dec 31, 2013	**4.9**	**1.3**	**2.2**	**8.3**
Non-current	0.7	0.6	0.2	1.4
Current	4.2	0.7	2.0	6.9
Total	**4.9**	**1.3**	**2.2**	**8.3**

Total provisions have increased mainly as a result of restructuring activities. The provisions are for the most part expected to be used within 12 months.

Environmental provisions have mainly been made for landscaping of dumps in Finland and Sweden.

26. Interest-bearing loans and borrowings

	Fair value		Carrying amount		
EUR million	**2014**	2013	**2014**	2013	**IFRS fair value hierarchy level**
Non-current					
Loans from financial institutions	**43.0**	76.3	**43.0**	76.3	2
Finance lease liabilities	**4.3**	4.5	**4.4**	4.6	2
Other non-current loans	**100.8**	105.4	**100.1**	101.4	1
Total	**148.2**	186.1	**147.5**	182.3	
- Discontinued operations	-	-	-	-	
Continuing operations	**148.2**	186.1	**147.5**	182.3	
Current					
Current portion of non-current loans	**69.7**	41.0	**69.7**	41.0	2
Current portion of finance lease liabilities	**0.1**	0.2	**0.2**	0.2	2
Other current loans	**79.6**	107.0	**77.9**	107.0	1
Total	**149.4**	148.2	**147.7**	148.2	
- Discontinued operations	-	-	-	-	
Continuing operations	**149.4**	148.2	**147.7**	148.2	

The carrying amounts of non-current and current loans from financial institutions and other loans are measured at amortized cost using the effective interest rate. Other non-current loans includes two bonds which are listed in NASDAQ OMX Helsinki. The fair value amounts of other liabilities are reasonable approximations of their carrying amounts.

In 2014, the capital weighted average interest rate for interest-bearing loans was 4.62% (4.34 % in 2013).

Ahlstrom Financials 2014 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS 41

Currency distribution

EUR million 2014 2013

Non-current interest-bearing liabilities

EUR 138.4 150.4

USD—20.1

Others 9.1 11.8

Current interest-bearing liabilities

EUR 78.9 77.6

USD 4.4 7.9

Others 64.5 62.6

Finance lease liabilities

Minimum lease payments

Within one year 0.3 0.3

Between one and five years 4.4 4.7

Total minimum lease payments 4.7 5.1

Future finance charges -0.2 -0.3

Present value of minimum lease payments 4.6 4.7

Present value of minimum lease payments

Within one year 0.2 0.2

Between one and five years 4.4 4.6

Present value of minimum lease payments 4.6 4.7

27. Trade and other payables

EUR million 2014 2013

Non-current

Other liabilities —

Accrued expenses and deferred income 1.4 0.5

Total 1.4 0.5

- Discontinued operations—0.0

Continuing operations 1.4 0.5

Current

Trade payables 143.0 149.0

Accrued expenses and deferred income 38.4 37.3

Derivative financial instruments 1.4 0.9

Advances received 1.2 0.7

Liabilities to associated companies 0.7 2.0

Other current liabilities 9.3 15.7

Total 194.0 205.6

- Discontinued operations—5.4

Continuing operations 194.0 200.2

Specification of accrued expenses and deferred income

Including discontinued operations

Accrued wages, salaries and related cost 32.0 29.6

Accrued interest expense 2.7 2.1

Other 5.1 6.5

Total 39.8 38.2

42 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS Ahlstrom Financials 2014

28. Carrying amounts of financial assets and liabilities by measurement categories

EUR million	Note	Financial assets/ liabilities at fair value through profit and loss	Derivatives under hedge accounting	Loans and receivables	Available-for-sale financial assets	Financial liabilities measured at amortized cost	Carrying amounts by balance sheet item	Discontinued operations	Continuing operations	IFRS fair value hierarchy level
2014										
Non-current financial assets										
Other investments	18	-	-	-	43.5	-	**43.5**	-	**43.5**	1
Other receivables	22	-	-	6.5	-	-	**6.5**	-	**6.5**	
Current financial assets										
Trade and other receivables	22	-	-	170.4	-	-	**170.4**	-	**170.4**	
Derivative financial instruments	22, 29	0.3	-	-	-	-	**0.3**	-	**0.3**	2
Cash and cash equivalents	19	-	-	41.4	-	-	**41.4**	-	**41.4**	
Carrying amount by category		**0.3**	**-**	**218.3**	**43.5**	**-**	**262.1**	**-**	**262.1**	
Non-current financial liabilities										
Interest-bearing loans and borrowings	26	-	-	-	-	147.5	**147.5**	-	**147.5**	
Other liabilities	27	-	-	-	-	1.4	**1.4**	-	**1.4**	
Current financial liabilites										
Interest-bearing loans and borrowings	26	-	-	-	-	147.7	**147.7**	-	**147.7**	
Trade and other payables	27	-	-	-	-	192.6	**192.6**	-	**192.6**	
Derivative financial instruments	27, 29	1.1	0.3	-	-	-	**1.4**	-	**1.4**	2
Carrying amount by category		**1.1**	**0.3**	**-**	**-**	**489.2**	**490.6**	**-**	**490.6**	
2013										
Non-current financial assets										
Other investments	18	-	-	-	53.3	-	53.3	-	53.3	1
Other receivables	22	-	-	8.7	-	-	8.7	0.0	8.6	
Current financial assets										
Trade and other receivables	22	-	-	179.4	-	-	179.4	6.9	172.5	
Derivative financial instruments	22, 29	0.4	0.1	-	-	-	0.5	-	0.5	2
Cash and cash equivalents	19	-	-	38.7	-	-	38.7	0.5	38.2	
Carrying amount by category		0.4	0.1	226.8	53.3	-	280.5	7.4	273.1	
Non-current financial liabilities										
Interest-bearing loans and borrowings	26	-	-	-	-	182.3	182.3	-	182.3	
Other liabilities	27	-	-	-	-	0.5	0.5	-	0.5	
Current financial liabilites										
Interest-bearing loans and borrowings	26	-	-	-	-	148.2	148.2	-	148.2	
Trade and other payables	27	-	-	-	-	204.7	204.7	5.4	199.3	
Derivative financial instruments	27, 29	0.7	0.2	-	-	-	0.9	-	0.9	2
Carrying amount by category		0.7	0.2	-	-	535.6	536.5	5.4	531.1	

All Group's financial instruments measured at fair value belong to level 2 in the IFRS 7 standard fair value hierarchy except for other investments that include stock listed shares of Munksjö and belong to level 1 in the IFRS 7 standard fair value hierarchy.

Ahlstrom Financials 2014 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS 43

29. Derivative financial instruments

EUR million	Nominal value maturing in < 1 year	> 1 year	Total	Fair value, assets maturing in < 1 year	> 1 year	Fair value, liabilities maturing in < 1 year	> 1 year
2014							
Hedge accounting							
Interest rate swaps	-	-	-	-	-	-	-
Foreign exchange forward contracts*	17.4	-	-0.3	-	-	-0.3	-
Commodity derivatives	-	-	-	-	-	-	-
Total	**17.4**	-	**-0.3**	-	-	**-0.3**	-
Non-hedge accounting							
Foreign exchange forward contracts*	107.6	-	-0.8	0.2	-	-1.1	-
Interest rate options	-	-	-	-	-	-	-
Commodity derivatives	-	-	-	-	-	-	-
Total	**107.6**	-	**-0.8**	**0.2**	-	**-1.1**	-
2013							
Hedge accounting							
Interest rate swaps	-	-	-	-	-	-	-
Foreign exchange forward contracts*	20.2	-	20.2	0.1	-	-0.2	-
Commodity derivatives	-	-	-	-	-	-	-
Total	20.2	-	20.2	0.1	-	-0.2	-
Non-hedge accounting							
Foreign exchange forward contracts*	106.6	-	106.6	0.4	-	-0.7	-
Interest rate options	10.0	-	10.0	-	-	-	-
Commodity derivatives	-	-	-	-	-	-	-
Total	**116.6**	-	**116.6**	**0.4**	-	**-0.7**	-

* Outstanding foreign exchange forward contracts, nominal amount of EUR 125.0 million (EUR 126.8 million in 2013) relate to the hedging of the operational, investment and financial cash flows.

The fair values of derivative financial instruments are the discounted cashflows calculated using existing forward prices of derivatives. The fair value of derivatives has been recognized as gross in the balance sheet.

The Group enters into derivative transactions under master netting agreements agreed with each counterparty. In case of an unlikely credit event, such as default, all outstanding transactions under the master netting agreements are terminated and only a single net amount per counterparty is payable in settlement of all transactions. The master netting agreements do not meet the criteria for offsetting in the balance sheet due to the reason that offsetting is enforceable only on the occurrence of certain future events. On December 31, 2014, the financial impact of netting for instruments subject to an enforceable master netting agreement is EUR 0 for derivative assets and EUR -1.1 million for derivative liabilities. On December 31, 2013, the financial impact for derivative assets were EUR 0.2 million and for derivative liabilities were EUR -0.6 million. The Group has not given or received collaterals relating to the derivatives.

30. Operating leases

Including discontinued operations

EUR million	2014	2013
Minimum lease payments from operating lease contracts:		
Within one year	**6.2**	5.8
Between one and five years	**13.6**	13.2
More than five years	**8.3**	9.2
Total	**28.1**	28.2

Lease arrangements are mainly related to buildings and constructions as well as to machinery and equipment.

In 2014 rental expenses from operating leases booked to income statement amounted to EUR 7.8 million (EUR 8.0 million in 2013).

31. Collaterals and commitments

Including discontinued operations

EUR million	2014	2013
Mortgages	**73.0**	73.2
Pledges	**0.3**	0.8
Commitments		
Guarantees given on behalf of group companies	**26.2**	22.4
Capital expenditure commitments	**0.3**	7.4
Other commitments	**6.9**	4.6

Other commitments include binding contract for purchases of energy among others.

Group companies are currently not a party to any material legal, arbitration or administrative proceedings.

Operating lease commitments are specified in note 30.

44 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS Ahlstrom Financials 2014

32. Transactions with related parties

The Group has a related party relationship with its subsidiaries, associated companies and its management.

At Dec 31, 2014 the Group parent company and subsidiaries are as follows

	Ownership interest, %	Country
Parent company Ahlstrom Corporation		Finland
Ahlstrom Asia Holdings Pte Ltd	100.0	Singapore
PT Ahlstrom Indonesia	100.0	Indonesia
Ahlstrom Barcelona, S.A.	100.0	Spain
Ahlstrom Brasil Indústria e Comércio de Papéis Especiais Ltda	100.0	Brazil
Ahlstrom Chirnside Limited	100.0	UK
Ahlstrom Fibercomposites (Binzhou) Limited	100.0	China
Ahlstrom Fiber Composites India Private Ltd	100.0	India
Ahlstrom Germany GmbH	100.0	Germany
Ahlstrom Osnabrück GmbH	100.0	Germany
Ahlstrom Glassfibre Oy	100.0	Finland
Ahlstrom Tver LLC	100.0	Russia
Ahlstrom Industrial Holdings Limited	100.0	UK
Ahlstrom Industries	100.0	France
Ahlstrom Brignoud	100.0	France
Ahlstrom Tampere Oy	100.0	Finland
Ahlstrom Research and Services	100.0	France
Ahlstrom Specialties	100.0	France
Ahlstrom Italy S.p.A.	100.0	Italy
Ahlstrom Japan Inc.	100.0	Japan
Ahlstrom Korea Co., Ltd	100.0	South Korea
Ahlstrom Malmédy SA	100.0	Belgium
Ahlstrom Monterrey, S. de R.L. de C.V.	100.0	Mexico
Ahlstrom Product & Technology Center - Shanghai	100.0	China
Ahlstrom Sales LLC	100.0	Russia
Ahlstrom South Africa (Pty) Ltd	100.0	South Africa
Ahlstrom Ställdalen AB	100.0	Sweden
Ahlstrom Falun AB	100.0	Sweden
Ahlstrom USA Inc.	100.0	USA
Ahlstrom Filtration LLC	100.0	USA
Ahlstrom Nonwovens LLC	100.0	USA
Windsor Locks Canal Company	100.0	USA
Ahlstrom North America LLC	100.0	USA
Ahlstrom West Carrollton Inc.	100.0	USA
Porous Power Technologies LLC	59.6	USA
Titanium Foreign Sales Corporation	100.0	USA
Ahlstrom Vilnius UAB	100.0	Lithuania
Ahlstrom Warsaw Sp. Z.o.o	100.0	Poland
Ahlstrom Yulong Specialty Paper Company Limited	60.0	China
Akerlund & Rausing Kuban Holding GmbH	100.0	Germany

Ownership interest does not differ from the voting rights.

Ahlstrom Financials 2014 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS 45

Board remuneration

EUR thousand	2014	2013
Board members at December 31, 2014		
Robin Ahlström, Chairman from October 1, 2014	77	41
Lori J. Cross	68	65
Esa Ikäheimonen	82	65
Daniel Meyer	57	45
Anders Moberg	77	74
Markus Rauramo	44	-
Panu Routila	39	-
Former Board members		
Pertti Korhonen, Chairman until September 30, 2014	74	97
Sebastian Bondestam	-	12
Peter Seligson, Vice Chairman	17	79
Total	533	476
Employee benefits for key management		
Short-term employee benefits	8,339	3,470
Post-employment benefits	410	400
Total	8,749	3,869
Executive remuneration		
President and CEO Marco Levi from June 16,2014	1,477	-
President and CEO Jan Lång until June 15, 2014	1,780	829
Other Executive Management Team (EMT) members	5,082	2,641
Total	8,339	3,470

The CEO and the other members of the EMT may participate in voluntary pension insurances. All such pension insurances are country-specific defined contribution plans. As regards each participant, the annual contribution of the Company to the relevant plan does not exceed his/her two month's salary (including fringe benefits without bonuses). The participants' pensions will be determined based on the applicable local pension rules and the amount of their savings in the aforesaid defined contribution plans. According to the terms and conditions of the plan, the CEO may retire at the age of 63, at the earliest. Pension cost for the CEO amounted EUR 88,000.

Share-based incentive plan

On December 15, 2010 Ahlstrom's Board of Directors approved a long-term share-based incentive plan for 2011–2015 for the Executive Management Team (EMT) and other key employees consisting in total of maximum 50 persons per earning period.

The plan will be in effect for five years and consists of three earning periods 2011–2012, 2012–2014 and 2013–2015. The plan offers a possibility to receive Ahlstrom shares and cash equivalent to the amount of taxes of the total reward, if return on capital employed and earnings per share targets set by the Board for each earning period are achieved. If the targets of the plan are achieved in full for all three earning periods, the reward to be paid on the basis of the plan will in its entirety correspond to a gross value of approximately 1,000,000 shares as a maximum. Transfer of the shares earned for one earning period is restricted for one year after the earning period. The accrued cost of the plan was EUR 0.1 million for 2011 and the amount was reversed fully in 2012. There was no cost accrued for 2013. The accrued amount for 2014 was EUR 0.2 million.

The Board recommends that the President & CEO holds shares in the Company corresponding in value to his annual net salary and that the other EMT members hold shares in the Company corresponding in value to half of their annual net salary.

Ahlstrom's Board of Directors approved January 24th 2014 a new long-term share-based incentive plan for the Executive Management Team and other key employees, consisting of approximately 50 persons as part of the remuneration and commitment program. The aim of the plan is to align the objectives of the shareholders and the key employees in order to increase the value of the company.

The plan consists of earning periods beginning on January 1, 2014; on January 1, 2015 and on January 1, 2016, and potential rewards will be paid after the end of each earning period. The shares received as reward may not be transferred during a restriction period that ends three years after the beginning of the earning period.

If the targets set by the Board of Directors for the earning periods are achieved, the plan offers an opportunity to receive Ahlstrom shares and a cash proportion which the company uses for taxes and tax-related costs arising from the reward to be paid. The potential reward from the first earning period will be based on the Ahlstrom Group's net sales, earnings per share and percentage of sales from new products. The accrued amount for 2014 was EUR 0.2 million. As a rule, no reward will be paid if a key employee's employment or service ends before reward payment. The target for the earning period 2015 will be determined by the end of April, 2015.

The Board of Directors decided that the President & CEO must hold 40 percent of the shares received on the basis of the plan as long as his service as the President and CEO continues, and the other members of the Executive Management Team must hold 40 percent of the shares received on the basis of the plan for two years after the end of a three-year earning period or after the end of the restriction period.

46 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS Ahlstrom Financials 2014

Share ownership plan for previous management

On August 17, 2010 the Board decided on a share ownership plan for the Group’s Management. The purpose of the ownership plan is to support the shareholding of the management in the company. Ahlstrom finances the management’s holding company Ahlcorp Oy as part of a system which enables significant long-term shareholding by the management in the company. The management personally invested a significant amount of their own funds in Ahlstrom shares through a holding company, Ahlcorp Oy. Due to the US legal requirements, former EMT member William Casey acquired Ahlstrom shares directly. The plan aimed to harmonize the benefits of the company and its management and to support the achievement of Ahlstrom’s strategic objectives.

As part of the plan, Ahlcorp Oy and William Casey purchased Ahlstrom Corporation shares worth EUR 4.9 million from the market. The purchase was financed with a capital investment of the executive team members in Ahlcorp Oy as well as with an interest-bearing loan of EUR 3.8 million granted to Ahlcorp Oy and William Casey by Ahlstrom Corporation. As the plan was continued in 2014, the loan repayment was postponed from December 2014 accordingly. Ahlcorp Oy has the right to repay the loan at any time and is obligated to prepay the loan by selling shares it holds in Ahlstrom Corporation if the share price exceeds a certain predetermined value.

The plan was postponed by one more year by the Board of Ahlstrom in accordance with the terms of the Shareholders Agreement. In 2013 and 2014, the arrangement was planned to continue one year at a time if the price of Ahlstrom Corporation’s share in October–November of these years is lower than the price paid by Ahlcorp Oy for these shares. While the plan is in effect, selling shares of Ahlstrom Corporation held by Ahlcorp Oy is restricted. None of the management members belonging to the plan are employed by the company any more.

33. Subsequent events after the balance sheet date

The Group’s management does not have knowledge of any significant events after the balance sheet date, which would have had an impact on the financial statements.

Ahlstrom Financials 2014 CONSOLIDATED FINANCIAL STATEMENTS 47

Key figures

EUR million	2014	2013	2012	2011	2010
Financial indicators					
Net sales	**1,001.9**	1,336.1	1,598.6	1,852.6	1,894.2
Net sales - continuing operations	**1,001.1**	1,014.8	1,010.8	1,025.8	
Personnel costs	**211.0**	268.2	304.7	353.8	350.0
% of net sales	**21.1**	20.1	19.1	19.1	18.5
Personnel costs - continuing operations	**210.9**	219.2	213.3	228.4	
% of net sales	**21.1**	21.6	21.1	22.3	
Depreciation and amortization	**58.4**	51.3	72.9	92.3	104.8
Depreciation and amortization - continuing operations	**58.4**	51.3	52.4	59.3	
Impairment charges	**10.7**	59.0	-0.1	32.7	0.2
Impairment charges - continuing operations	**11.9**	2.6	-0.1	10.8	
Operating profit	**7.7**	-32.9	54.8	2.0	53.7
% of net sales	**0.8**	-2.5	3.4	0.1	2.8
Operating profit - continuing operations	**-3.7**	10.7	21.8	0.2	
% of net sales	**-0.4**	1.1	2.2	0.0	
Net interest expense	**17.9**	18.2	18.8	16.6	21.4
% of net sales	**1.8**	1.4	1.2	0.9	1.1
Net interest expense - continuing operations	**17.9**	17.4	17.7	14.6	
% of net sales	**1.8**	1.7	1.8	1.4	
Profit before taxes	**2.1**	53.8	20.4	-27.0	25.5
% of net sales	**0.2**	4.0	1.3	-1.5	1.3
Profit before taxes - continuing operations	**-9.4**	-15.4	-6.4	-24.4	
% of net sales	**-0.9**	-1.5	-0.6	-2.4	
Profit for the period attributable to owners of the parent	**3.6**	61.0	1.6	-32.2	17.9
% of net sales	**0.4**	4.6	0.1	-1.7	0.9
Interest on hybrid bond for the period after taxes	**6.3**	6.5	5.7	5.6	5.6
Capital employed (end of period)	**615.3**	671.8	844.1	913.3	1,058.5
Capital employed (end of period) - continuing operations	**615.3**	675.1	715.3	721.2	
Interest-bearing net liabilities	**253.8**	291.7	303.4	237.8	330.1
Total equity	**320.1**	341.4	485.1	581.1	703.8
Return on capital employed (ROCE), %	**1.3**	-4.3	5.0	-0.1	5.0
Return on capital employed (ROCE), % - continuing operations	**-0.5**	0.9	2.3	-0.3	
Return on equity (ROE), %	**-0.8**	13.8	0.0	-5.0	2.6
Equity ratio, %	**34.8**	35.2	36.2	41.3	45.6
Gearing ratio, % (Net debt to equity ratio)	**79.3**	85.5	62.5	40.9	46.9
Capital expenditure, excluding acquisitions	**49.1**	84.8	90.4	70.4	51.1
% of net sales	**4.9**	6.3	5.7	3.8	2.7
Capital expenditure, excluding acquisitions - continuing operations	**45.4**	76.1	74.1	49.8	
% of net sales	**4.5**	7.5	7.3	4.9	
R&D expenditure	**17.5**	19.9	18.6	19.3	20.3
% of net sales	**1.7**	1.5	1.2	1.0	1.1
R&D expenditure - continuing operations	**17.5**	19.3	17.1	16.1	
% of net sales	**1.7**	1.9	1.7	1.6	
Net cash from operating activities	**35.4**	41.0	78.7	83.7	167.5
Number of employees, year-end	**3,401**	3,573	5,145	5,223	5,688
Number of employees, year-end - continuing operations	**3,401**	3,536	3,829	3,918	
Number of employees, annual average	**3,499**	4,490	5,141	5,666	5,823
Net sales per employee, EUR thousands	**286**	298	311	327	325
Number of employees, annual average - continuing operations	**3,493**	3,744	3,825	3,867	
Net sales per employee, EUR thousands	**287**	271	264	265

48 CONSOLIDATED FINANCIAL STATEMENTS Ahlstrom Financials 2014

EUR million	2014	2013	2012	2011	2010
Share indicators					
Earnings per share, EUR	**-0.06**	1.17	-0.09	-0.81	0.26
Earnings per share, EUR - continuing operations	**-0.22**	-0.46	-0.44	-0.62	
Earnings per share, diluted, EUR	**-0.06**	1.17	-0.09	-0.81	0.26
Effect of the interest on hybrid bond for the period after taxes, EUR	**0.13**	0.14	0.12	0.12	0.12
Equity per share, EUR	**4.65**	5.04	8.50	10.60	13.48
Dividend per share, EUR	***0.30**	0.30	0.63	1.30	0.88
Payout ratio, %	**n/a**	25.6	n/a	n/a	338.5
Number of outstanding shares at the end of the period (1,000 shares)	**46,225.3**	46,105.3	46,105.3	46,105.3	46,224.3
Own shares held by the parent company at the end of the period (1,000 shares)	**149.0**	269.0	269.0	269.0	150.0
Shares held by Ahlcorp Oy at the end of the period (1,000 shares)	**296.3**	296.3	296.3	296.3	296.3
Total number of shares at the end of the period (1,000 shares)	**46,670.6**	46,670.6	46,670.6	46,670.6	46,670.6
Average number of shares during the period (1,000 shares)	**46,670.6**	46,670.6	46,670.6	46,670.6	46,670.6
Average number of outstanding shares during the period (1,000 shares)	**46,170.7**	46,105.3	46,105.3	46,281.8	46,514.2

Net sales and operating profit are determined in the accounting principles of the consolidated financial statements.
* The Board of Directors' proposal to the Annual General Meeting.

Calculation of key figures

Interest-bearing net liabilities = Interest-bearing loans and borrowings - Cash and cash equivalents - Other investments (current)

$$\text{Equity ratio, \%} = \frac{\text{Total equity}}{\text{Total assets - Advances received}} \times 100$$

$$\text{Gearing ratio, \%} = \frac{\text{Interest-bearing net liabilities}}{\text{Total equity}} \times 100$$

$$\text{Return on equity (ROE), \%} = \frac{\text{Profit (loss) for the period}}{\text{Total equity (annual average)}} \times 100$$

$$\text{Return on capital employed (ROCE), \%} = \frac{\text{Profit (loss) before taxes + Financing expenses}}{\text{Total assets (annual average) - Non-interest bearing liabilities (annual average)}} \times 100$$

$$\text{Earnings per share, EUR} = \frac{\text{Profit for the period attributable to owners of the parent - Interest on hybrid bond for the period after taxes}}{\text{Average number of shares during the period}}$$

$$\text{Equity per share, EUR} = \frac{\text{Equity attributable to owners of the parent}}{\text{Number of outstanding shares at the end of the period}}$$

$$\text{Dividend per share, EUR} = \frac{\text{Dividends paid for the period}}{\text{Number of outstanding shares at the end of the period}}$$

$$\text{Payout ratio, \%} = \frac{\text{Dividend per share}}{\text{Earnings per share}} \times 100$$

Ahlstrom Financials 2014 PARENT COMPANY FINANCIAL STATEMENTS, FAS 49

PARENT COMPANY FINANCIAL STATEMENTS

Income statement

EUR million Note 2014 2013

Net sales 1 88.1 75.4

Other operating income 7.4 2.5

Personnel costs 2 -10.8 -11.1 Depreciation and amortization 9 -1.5 -1.2 Other operating expense 3 -66.0 -56.9

-78.3 -69.2

Operating profit 17.2 8.6

Financing income and expense

Dividend income 4 4.0 4.4 Interest and other financing income 5 7.7 6.7 Reduction in value of investments held as non-current assets -91.2 -49.4 Interest and other financing expense 6 -21.8 -21.9 Gains and losses on foreign currency 1.3 0.0

-100.0 -60.2

Profit/loss before extraordinary items -82.8 -51.6

Extraordinary items

Extraordinary income 7 3.1 3.4

Profit/loss before appropriations and taxes -79.7 -48.2

Appropriations

Change in cumulative accelerated depreciation -0.1 -0.1

Income taxes 8 -2.0 0.1

Profit/loss for the period -81.9 -48.3

50 PARENT COMPANY FINANCIAL STATEMENTS, FAS Ahlstrom Financials 2014

Balance sheet

EUR million Note Dec 31, 2014 Dec 31, 2013

Assets

Non-current assets

Intangible assets 9

Intangible rights 3.3 3.6 Advances paid 0.7 0.6

4.0 4.2 Tangible assets 9 Land and water areas 0.4 0.4 Machinery and equipment 0.6 0.7 Other tangible assets 0.1 0.1

1.1 1.2

Long-term investments 10

Shares in Group companies 678.3 772.1 Receivables from Group companies—0.5 Shares in associated companies 9.9 39.9 Shares in other companies 38.2 52.9

726.4 865.4

Current assets

Long-term receivables

Receivables from Group companies 16 84.8 92.8 Loans receivable 0.4 0.3

Deferred tax assets 15 0.7 3.3 Prepaid expenses and accrued income 11 0.3 1.0

86.2 97.4

Short-term receivables

Trade receivable 0.8 0.3 Receivables from Group companies 16 36.6 40.7

Deferred tax assets 15 3.1 2.5 Prepaid expenses and accrued income 11 2.8 1.2

43.4 44.8 Cash and cash equivalents 8.8 0.6

Total assets 869.8 1,013.6

Ahlstrom Financials 2014 PARENT COMPANY FINANCIAL STATEMENTS, FAS 51

EUR million Note Dec 31, 2014 Dec 31, 2013

Shareholders’ equity and liabilities

Shareholders’ equity 12

Share capital 70.0 70.0

Non-restricted equity reserve 61.1 61.1

Retained earnings 426.4 488.6

Profit/loss for the period -81.9 -48.3

475.7 571.5

Appropriations

Cumulative accelerated depreciation 0.8 0.7

Provisions for contingencies 14 3.7 3.9

Liabilities

Long-term liabilities 13

Hybrid bond 100.0 100.0

Bonds 99.4 99.7

Loans from financial institutions 33.9 64.4

Pension loans—1.2

Loans from associated companies 17 0.7 0.5

234.0 265.8

Short-term liabilities

Bonds 54.1 -

Loans from financial institutions 21.6 64.9

Pension loans 1.2 17.9

Trade payables 2.2 2.7

Liabilities to Group companies 16 65.6 78.5

Other short-term liabilities 0.5 0.5

Accrued expenses and deferred income 18 10.4 7.3

155.7 171.7

Total liabilities 389.7 437.6

Total shareholders’ equity and liabilities 869.8 1,013.6

52 PARENT COMPANY FINANCIAL STATEMENTS, FAS Ahlstrom Financials 2014

Statement of cash flows

EUR million 2014 2013

Cash flow from operating activities

Operating profit 17.2 8.6 Depreciation. amortization and write-downs 1.5 1.2 Other adjustments -6.9 -2.6 Operating profit before change in net working capital 11.8 7.2 Change in net working capital 2.0 3.7 Cash generated from operations 13.8 10.9

Interest income 6.6 5.7 Interest and other financing expense -18.6 -19.6 Gains and losses on foreign currency 1.1 -0.7 Income taxes -1.5 -1.1

Net cash from operating activities 1.4 -4.8

Cash flow from investing activities

Capital expenditures -1.3 -1.5 Capital injections in Group companies -46.4 -171.9 Investments in other L-T investments—-78.5 Capital repayments from Group companies 36.2 41.8 Proceeds from sale of associated companies 33.3 2.7 Proceeds from sale of other long-term investments 21.3 4.1 Dividends received 4.0 4.4

Net cash used in investing activities 47.1 -198.9

Cash flow from financing activities

Change in notes receivable and short-term investments 10.8 85.5 Change in long-term debt -1.0 -14.6 Change in short-term debt -50.0 -21.3

Dividends paid -4.6 -29.3 Effect of partial demergers—170.6 Group contributions 4.5 4.0

Net cash used in financing activities -40.3 194.9 Net change in cash and cash equivalents 8.2 -8.8 Cash and cash equivalents at the beginning of the period 0.6 9.4

Cash and cash equivalents at the end of the period 8.8 0.6

Ahlstrom Financials 2014 NOTES TO THE PARENT COMPANY FINANCIAL STATEMENTS, FAS 53

Accounting principles

Company information

Ahlstrom Corporation is the parent company of the Ahlstrom Group and acts as a holding company for its subsidiaries. The parent company coordinates the treasury functions of Ahlstrom and also the group internal financing. In addition, the parent company sells sales, management and other administrative services to its subsidiaries. The shares of Ahlstrom Corporation are listed on the NASDAQ OMX Helsinki.

Basis of preparation

The financial statements of the company have been prepared in euro and in accordance with the requirements of Finnish Accounting Act and other acts and accounting principles generally accepted in Finland. The consolidated financial statements of Ahlstrom Group have been prepared in accordance with International Financial Reporting Standards (IFRS), and the parent company complies with the Group’s accounting principles whenever this has been possible.

Non-current assets

Intangible and tangible non-current assets are stated at historical cost less accumulated depreciation or amortization. Depreciation and amortization are calculated on a straight line basis over the estimated useful lives of the assets as follows:

Trademarks, patents and licenses 5–20 years Computer software    3–5 years Machinery and equipment 3–10 years

Foreign currency translation

Transactions in foreign currencies are translated into the functional currency using the exchange rates prevailing at the date of the transaction. Monetary assets and liabilities denominated in foreign currencies are translated into the functional currency at the exchange rates prevailing at the balance sheet date. Foreign exchange gains or losses arising from translation are recognized in the financial income and expenses in the income statement.

Derivative financial instruments

The derivative financial instruments include foreign exchange forward contracts. They are used for hedging purposes, to decrease currency and interest rate risk.

Derivative contracts are initially recognised at fair value and subsequently re-measured at their fair value through profit and loss.

Extraordinary items

The extraordinary items in the financial statements include group contributions granted or received and the related income tax effects.

Income taxes

Deferred taxes are provided for temporary differencies arising between the carrying amounts in the balance sheet and the tax bases of assets and liabilities as well as for tax losses carried forward using the relevant enacted tax rate. A deferred tax asset is recognized only to the extent that it is probable that future taxable profits will be available, against which the temporary differences can be utilized.

Leasing

Payments made under operating leases, or under rental agreements, are expensed as incurred.

Pension plans

A statutory pension liability and supplementary pension benefits are funded through compulsory insurance policies. Payments to pension insurance institutions are determined by the insurance institution according to prescribed actuarial calculations. Pension insurance premiums are charged to income. In Finland, the accrued pension liabilities not covered by insurance policies and their changes are recorded in the balance sheet and income statement according to accounting principles generally accepted in Finland.

Hybrid bond

The subordinated hybrid bond is reported in the balance sheet under liabilies. Interest payable under the loan terms is accrued over the loan period. The arrangement fee is recognized as expense on the date of issue.

54 NOTES TO THE PARENT COMPANY FINANCIAL STATEMENTS, FAS Ahlstrom Financials 2014

1. Distribution of net sales

EUR million	2014	2013
USA	24.0	16.7
France	14.8	15.8
Finland	9.2	6.7
Italy	9.2	8.4
Germany	8.2	9.3
Sweden	5.8	3.2
United Kingdom	4.5	3.2
South Korea	4.0	2.8
Brazil	2.0	5.1
Belgium	1.9	1.5
Russia	1.8	1.4
Other	2.7	1.3
Total	**88.1**	75.4

2. Personnel costs

EUR million	2014	2013
Remuneration of board members	-0.5	-0.5
Remuneration and bonuses of managing director	-3.3	-0.8
Other wages and salaries	-5.9	-7.8
Pension costs	-0.8	-1.5
Other wage-related costs	-0.3	-0.5
Total	**-10.8**	-11.1

The President and CEO and the other members of the Executive Management Team may participate in voluntary pension insurances. All such pension insurances are defined contribution plans. According to the terms and conditions of the plan, the President and CEO may retire at the age of 63, at the earliest. Pension cost for the CEO amounted to EUR 88,000.

	2014	2013
Average number of personnel		
Salaried	62	76

3. Auditors' fees

EUR million	2014	2013
To PricewaterhouseCoopers		
Audit	-0.1	-0.1
Tax services	0.0	0.0
Other services	-0.5	-0.1
Total	**-0.6**	-0.2

4. Dividend income

EUR million	2014	2013
from Group companies	4.0	4.4

5. Interest and other financing income

EUR million	2014	2013
from Group companies	7.3	6.0
from others	0.4	0.7
Total	**7.7**	6.7

6. Interest and other financing expense

EUR million	2014	2013
to Group companies	-0.4	-0.8
to others	-21.4	-21.1
Total	**-21.8**	-21.9

7. Extraordinary items

EUR million	2014	2013
Group contributions	3.8	4.5
Tax related to extraordinary items	-0.7	-1.1
Total	**3.1**	3.4

8. Income taxes

EUR million	2014	2013
Taxes for current and previous years	-0.7	-0.9
Deferred taxes	-2.0	-0.1
Tax related to extraordinary items	0.7	1.1
Income taxes in the income statement	**-2.0**	0.1

Ahlstrom Financials 2014 NOTES TO THE PARENT COMPANY FINANCIAL STATEMENTS, FAS 55

9. Intangible and tangible assets

EUR million	Intangible rights	Land and water areas	Machinery and equipment	Other tangible assets
2014				
Historical cost at Jan 1	9.0	0.4	1.0	0.6
Increases	1.3	-	-	-
Decreases	-0.2	-	-0.1	-0.5
Historical cost at Dec 31	**10.1**	**0.4**	**0.9**	**0.1**
Accumulated depreciation and amortization at Jan 1	4.8	-	0.3	0.5
Depreciation and amortization for the fiscal year	1.4	-	0.1	-
Decreases	-	-	-0.1	-0.5
Accumulated depreciation and amortization at Dec 31	**6.2**	**-**	**0.3**	**-**
Book value at Dec 31, 2014	**4.0**	**0.4**	**0.6**	**0.1**
2013				
Historical cost at Jan 1	8.6	0.4	0.3	0.6
Increases	0.8	-	0.7	-
Decreases	-0.4	-	-	-
Historical cost at Dec 31	9.0	0.4	1.0	0.6
Accumulated depreciation and amortization at Jan 1	3.7	-	0.2	0.5
Depreciation and amortization for the fiscal year	1.1	-	0.1	-
Decreases	-	-	-	-
Accumulated depreciation and amortization at Dec 31	4.8	-	0.3	0.5
Book value at Dec 31, 2013	4.2	0.4	0.7	0.1

10. Long-term investments

EUR million	Shares in Group companies	Receivables from Group companies	Shares in associated companies	Shares in other companies
2014				
Historical cost at Jan 1	839.4	13.5	39.9	78.7
Increases	46.4	-	-	4.1
Decreases	-50.7	-0.7	-30.0	-44.6
Historical cost at Dec 31	**835.1**	**12.8**	**9.9**	**38.2**
Value reductions at Jan 1	67.3	13.0	-	25.8
Value reductions recognized/reversed	104.0	-	-	-12.5
Decreases	-14.5	-0.2	-	-13.3
Value reductions at Dec 31	**156.8**	**12.8**	**-**	**-**
Book value at Dec 31, 2014	**678.3**	**-**	**9.9**	**38.2**
2013				
Historical cost at Jan 1	1,037.7	15.0	32.7	0.5
Increases	171.9	-	19.7	78.6
Decreases	-370.2	-1.5	-12.5	-0.4
Historical cost at Dec 31	839.4	13.5	39.9	78.7
Value reductions at Jan 1	42.2	13.0	4.0	-
Value reductions recognized/reversed	25.1	-	-	25.8
Decreases	-	-	-4.0	-
Value reductions at Dec 31	67.3	13.0	-	25.8
Book value at Dec 31, 2013	772.1	0.5	39.9	52.9

At the end of the year 2014 the company held a total of 4,800,981 shares in Munksjö Oyj of balance sheet value at historical cost EUR 38.1 million. The market value of the shares was EUR 43.0 million. Munksjö shares are presented in other shares.

56 NOTES TO THE PARENT COMPANY FINANCIAL STATEMENTS, FAS Ahlstrom Financials 2014

11. Prepaid expenses and accrued income

EUR million	2014	2013
Long-term		
Loan arrangement fees	0.3	1.0
Short-term		
Accruals of hedging contracts	0.2	0.4
Loan arrangement fees	0.5	0.6
Accrued personnel costs	1.0	-
Tax receivable	1.0	0.2
Other	0.1	0.0
Total	**2.8**	1.2

12. Shareholders' equity

EUR million	2014	2013
Balance at Jan 1	571.5	783.9
Dividends paid	-14.7	-29.2
Donations	-0.1	-0.1
Transfer of own shares	0.9	-
Effect of partial demerger	-	-134.9
Net profit/loss	-81.9	-48.3
Balance at Dec 31	**475.7**	571.5

At December 31, 2014 share capital amounted to EUR 70,005,912.00. The share capital is divided into 46,670,608 shares.

All shares have one vote and equal right to dividend.

13. Maturity profile of long-term liabilities

EUR million	2016	2017	2018	2019	2020-	Total
2014						
Hybrid bond	-	100.0	-	-	-	100.0
Bonds	-	-	-	99.4	-	99.4
Loans from financial institutions	8.9	25.0	-	-	-	33.9
Loans from associated companies	-	-	0.7	-	-	0.7
Total	**8.9**	**125.0**	**0.7**	**99.4**	**-**	**234.0**

EUR million	2015	2016	2017	2018	2019-	Total
2013						
Hybrid bond	-	-	100.0	-	-	100.0
Bonds	99.7	-	-	-	-	99.7
Loans from financial institutions	15.5	13.9	30.0	5.0	-	64.4
Pension loans	1.2	-	-	-	-	1.2
Loans from associated companies	-	-	-	0.5	-	0.5
Total	116.4	13.9	130.0	5.6	-	265.8

14. Provisions for contingencies

EUR million	2014	2013
Environmental responsibility	0.1	0.1
Pension and other employee benefit plan liabilities	3.6	3.8
Total	**3.7**	3.9

15. Deferred tax assets

EUR million	2014	2013
Long-term assets	0.7	3.3
Short-term assets	3.1	2.5
Total	**3.8**	5.8
Arising from:		
Temporary differences	3.8	5.8

16. Receivables from and liabilities to Group companies

EUR million	2014	2013
Long-term notes receivable	84.8	92.8
Trade receivables	1.3	2.0
Notes receivable	30.6	33.4
Prepaid expenses and accrued income	4.7	5.3
Total	**121.4**	133.5
Trade payables	1.4	0.9
Accrued expenses and deferred income	0.2	0.3
Other short-term liabilities	64.0	77.4
Total	**65.6**	78.5

17. Receivables from and liabilities to associated companies

EUR million	2014	2013
Long-term loans	0.7	0.5

Ahlstrom Financials 2014 NOTES TO THE PARENT COMPANY FINANCIAL STATEMENTS, FAS 57

18. Accrued expenses and deferred

income

EUR million 2014 2013

Short-term

Accrued personnel costs 3.9 2.9

Accrued interest expense 3.9 3.2

Accruals of hedging contracts 1.3 0.9

Other 1.3 0.3

Total 10.4 7.3

19. Commitments and contingent liabilities

EUR million 2014 2013

For commitments of Group companies:

Guarantees 190.1 201.5 Leasing commitments Current portion 1.4 1.6 Long-term portion 7.6 8.7

20. Shares in subsidiaries

The list of subsidiaries can be found in note 32 to the Consolidated financial statements.

21. Nominal and fair values of derivative financial instruments

Nominal values Fair values

EUR million 2014 2013 2014 2013

Interest rate derivatives

Interest rate options—10.0—0.0

Foreign exchange derivatives

Foreign exchange forward contracts 117.3 115.9 -1.1 -0.5

Derivatives are hedging transactions in line with Ahlstrom Group hedging policy. More information of financial risks can be found in note 1 to the

Consolidated financial statements.

58 PROPOSAL FOR THE DISTRIBUTION OF PROFITS Ahlstrom Financials 2014

Proposal for the distribution of profits

The Parent Company’s balance sheet on December 31, 2014 shows:

EUR

Retained earnings 426,408,512.91 Non-restricted equity reserve    61,146,256.56 Loss for the period -81,883,575.22

Total distributable funds 405,671,194.25

The Board of Directors proposes to the Annual General Meeting to be held on March 26, 2015 as follows.

EUR

- a dividend of EUR 0.30 per share to be paid from the retained earnings corresponding to 14,001,182.40—to be reserved for donations at the discretion of the Board of Directors 60,000.00—to be retained in non-restricted equity reserve 61,146,256.56—to be retained in retained earnings 330,463,755.29

405,671,194.25

The suggested dividend record date is March 30, 2015 and the dividend will be paid on April 8, 2015. Helsinki, January 29, 2015 Panu Routila Lori J. Cross Esa Ikäheimonen Daniel Meyer Anders Moberg Markus Rauramo

Marco Levi President & CEO

Ahlstrom Financials 2014 AUDITOR’S REPORT 59

Auditor’s report

To the Annual General Meeting of Ahlstrom Oyj

We have audited the accounting records, the financial statements, the report of the Board of Directors and the administration of Ahlstrom Oyj for the period 1 January–31 December 2014. The financial statements comprise the consolidated statement of financial position, income statement, statement of comprehensive income, statement of changes in equity and statement of cash flows, and notes to the consolidated financial statements, as well as the parent company’s balance sheet, income statement, cash flow statement and notes to the financial statements.

Responsibility of the Board of Directors and the Managing Director

The Board of Directors and the Managing Director are responsible for the preparation of consolidated financial statements that give a true and fair view in accordance with International Financial Reporting Standards (IFRS) as adopted by the EU, as well as for the preparation of financial statements and the report of the Board of Directors that give a true and fair view in accordance with the laws and regulations governing the preparation of the financial statements and the report of the Board of Directors in Finland. The Board of Directors is responsible for the appropriate arrangement of the control of the company’s accounts and finances, and the Managing Director shall see to it that the accounts of the company are in compliance with the law and that its financial affairs have been arranged in a reliable manner.

Auditor’s responsibility

Our responsibility is to express an opinion on the financial statements, on the consolidated financial statements and on the report of the Board of Directors based on our audit. The Auditing Act requires that we comply with the requirements of professional ethics. We conducted our audit in accordance with good auditing practice in Finland. Good auditing practice requires that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and the report of the Board of Directors are free from material misstatement, and whether the members of the Board of Directors of the parent company or the Managing Director are guilty of an act or negligence which may result in liability in damages towards the company or whether they have violated the Limited Liability Companies Act or the articles of association of the company.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements and the report of the Board of Directors. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation of financial statements and report of the Board of Directors that give a true and fair view in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by management, as well as evaluating the overall presentation of the financial statements and the report of the Board of Directors.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion on the Consolidated financial statements

In our opinion, the consolidated financial statements give a true and fair view of the financial position, financial performance, and cash flows of the group in accordance with International Financial Reporting Standards (IFRS) as adopted by the EU.

Opinion on the Company’s financial statements and the Report of the Board of Directors

In our opinion, the financial statements and the report of the Board of Directors give a true and fair view of both the consolidated and the parent company’s financial performance and financial position in accordance with the laws and regulations governing the preparation of the financial statements and the Report of the Board of Directors in Finland. The information in the Report of the Board of Directors is consistent with the information in the financial statements.

Helsinki, February 13, 2015

PricewaterhouseCoopers Oy Authorised Public Accountants

Kaj Wasenius

Authorised Public Accountant